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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)

of

The Talbots, Inc.

at
$2.75 Net Per Share
by

TLB Merger Sub Inc.,
a direct wholly-owned subsidiary of
TLB Holdings LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2012 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of May 30, 2012 (which we refer to as the "Merger Agreement"), by and among TLB Holdings LLC, a Delaware limited liability company (which we refer to as "Parent"), TLB Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (which we refer to as "Purchaser"), and The Talbots, Inc., a Delaware corporation (which we refer to as "Talbots"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Talbots, and the associated stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $2.75 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the "Offer Price") upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and the related letter of transmittal (which we refer to as the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Talbots (which we refer to as the "Merger"), with Talbots continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a direct wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or Talbots or by any stockholder of Talbots who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. In certain cases, subject to the terms and conditions of the Merger Agreement, Parent, Purchaser and Talbots have agreed to proceed with a one-step merger transaction if the Offer is not completed. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        After careful consideration, the board of directors of Talbots (which we refer to as the "Talbots Board") (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots, and (3) recommended that stockholders of Talbots accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to midnight, New York City time, on July 13, 2012 (which we refer to as the "Expiration Time," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Time" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), a number of Shares (1) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, represent at least a majority of the Shares outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represent at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time, plus (y) the aggregate number of Shares issuable to holders of options to purchase Shares, restricted stock, restricted stock units, performance stock units and warrants from which Talbots has received notices of exercise prior to the Expiration Time (and as to which Shares have not yet been issued to such exercising holders), plus (z) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the "Minimum Tender Condition," and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) through (z), the "Fully Diluted Share Number"); (b) the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and the receipt of any approval required under any applicable foreign competition, merger control, antitrust or similar law; (c) the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable; (d) receipt of proceeds by Parent (either directly or through Purchaser or Talbots) of the debt financing pursuant to the letter agreement between General Electric Capital Corporation and Purchaser (the "GE Debt Commitment Letter") and the letter agreement among Wells Fargo Bank, National Association, as agent, and each of Wells Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd, as lenders, and Purchaser (the "Wells Fargo Debt Commitment Letter" and, together with the GE Debt Commitment Letter, the "Debt Commitment Letters") (or alternative debt financing pursuant to the terms and conditions set forth in the Merger Agreement) and/or the lenders party to the Debt Commitment Letters (or new debt commitment letters for any alternative debt financing) shall have confirmed to Parent and Purchaser that such debt financing or alternative debt financing in an amount sufficient to consummate the Offer and the Merger will be available at the consummation of the Offer on the terms and conditions set forth in the Debt Commitment Letters (or such new debt commitment letters for any alternative debt financing); (e) Availability (as such term is defined in that certain Amended and Restated Credit Agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, as borrowers, and General Electric Capital Corporation, as the agent, and the lenders party thereto (the "ABL Credit Agreement"), subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under that certain Trade Payable Agreement, dated September 1, 2011, as extended on February 29, 2012, among Talbots and one of its subsidiaries and LF Centennial Pte. Ltd (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales); and (f) (i) the Pension Benefit Guaranty Corporation (the "PBGC") shall have issued to Talbots a letter confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding The Talbots, Inc. Pension Plan (the "Pension Plan") and the transactions contemplated by the Merger Agreement (or such other substantially similar confirmatory statement), (ii) the PBGC shall not have instituted any formal proceeding to terminate the Pension Plan, and (iii) there shall not exist any condition that would reasonably be expected to (A) result in the institution of any such proceeding or (B) constitute a reasonable basis under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended, for the termination of, or the appointment of a trustee to administer, the Pension Plan. "Top-Up" means the irrevocable right granted to Purchaser by Talbots to purchase at the Offer Price up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser after giving effect to the consummation of the Offer (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures), shall constitute one Share more than 90% of the Fully Diluted Share Number. The Offer is also subject to other conditions described in Section 15—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears on pages 1 through 11. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

  June 15, 2012

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Time, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. The Rights are currently evidenced by the certificates representing the Common Stock, and by tendering Common Stock, a stockholder will also tender the associated Rights. If the Distribution Date (as defined in "The Offer—7. Certain Information Concerning Talbots—Stock Purchase Rights") occurs, stockholders will be required to tender one associated stock purchase right for each share of Common Stock tendered in order to effect a valid tender of such share of Common Stock.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Phoenix Advisory Partners, as information agent for the Offer (whom we refer to as the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (which we refer to as the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

 SUMMARY TERM SHEET

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of The Talbots, Inc. (which we refer to as "Talbots"), and the associated stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares").
Price Offered Per Share:	$2.75 net per Share in cash (without any interest and less any applicable withholding tax) (which we refer to as the "Offer Price").
Scheduled Expiration Time:	Midnight, New York City time, on July 13, 2012, unless the Offer (as defined below) is extended or earlier terminated (which we refer to as the "Expiration Time," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event "Expiration Time" shall mean the latest time and date at which the Offer, as so extended by Purchaser (as defined below), shall expire).
Purchaser:	TLB Merger Sub Inc. (which we refer to as "Purchaser"), a direct wholly-owned subsidiary of TLB Holdings LLC (which we refer to as "Parent").
Talbots' Board of Directors Recommendation:	The board of directors of Talbots (which we refer to as the "Talbots Board") recommends that stockholders of Talbots accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

The following are some questions you, as a stockholder of Talbots, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (which we refer to as the "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (which we refer to as the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Phoenix Advisory Partners, as information agent for the Offer (which we refer to as the "Information Agent") at the address and telephone numbers set forth for the Information Agent for the Offer on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        TLB Merger Sub Inc., or Purchaser, a direct wholly-owned subsidiary of TLB Holdings LLC, or Parent, is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Talbots (which we refer to as the "Merger") with Talbots continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a direct wholly-owned subsidiary of Parent. Parent is affiliated with Sycamore Partners, L.P. and Sycamore Partners A, L.P. (which we refer to collectively as the "Sponsor"). See "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding shares of Common Stock and the associated stock purchase rights on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. We refer to one share of Talbots Common Stock and the associated purchase right as a "Share." See "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Talbots. If the Offer is successful, Parent intends immediately to cause Purchaser to consummate the Merger after consummation of the Offer. Upon consummation of the Merger, Talbots will become a direct wholly-owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $2.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares (i.e., a stock certificate representing Common Stock has been issued to you) and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. The Agreement and Plan of Merger, dated as of May 30, 2012 (which we refer to as the "Merger Agreement"), provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

What does the Talbots Board recommend?

        After careful consideration, the Talbots Board has (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots and (3) recommended that stockholders of Talbots accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

        See "Introduction" and Section 12—"Purpose of the Offer; Plans for Talbots" and Talbots' Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") to be filed with the United States Securities and Exchange Commission (which we refer to as the "SEC") and furnished to stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

  •
  there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to the Expiration Time, a number of Shares (1) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to Expiration Time, represent at least a majority of the Shares outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represent at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time, plus (y) the aggregate number of Shares issuable to holders of options to purchase Shares (the "Options"), restricted stock (the "Restricted Stock"), restricted stock units (the "RSUs"), performance stock units (the "PSUs") and warrants (the "Warrants" and, together with the Options, the Restricted Stock, the RSUs and the PSUs, the "Equity Awards") from which Talbots has received notices of exercise prior to the Expiration Time (and as to which Shares have not yet been issued to such exercising holders), plus (z) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the "Minimum Tender Condition," and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) through (z), the "Fully Diluted Share Number");

  •
  the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the receipt of any approval required under any applicable foreign competition, merger control, antitrust or similar law;

  •
  the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable;

  •
  receipt of proceeds by Parent (either directly or through Purchaser or Talbots) of the debt financing pursuant to the letter agreement between General Electric Capital Corporation and Purchaser (the "GE Debt Commitment Letter") and the letter agreement among Wells Fargo Bank, National Association, as agent, and each of Wells Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd, as lenders, and Purchaser (the "Wells Fargo Debt Commitment Letter" and, together with the GE Debt Commitment Letter, the "Debt Commitment Letters") (or alternative debt financing pursuant to the terms and conditions set forth in the Merger Agreement) and/or the lenders party to the Debt Commitment Letters (or new debt commitment letters for any alternative debt financing) shall have confirmed to Parent and Purchaser that such debt financing or alternative debt financing in an amount sufficient to consummate the Offer and the Merger will be available at the consummation of the Offer on the terms and conditions set forth in the Debt Commitment Letters (or such new debt commitment letters for any alternative debt financing) (the "Financing Proceeds Condition");

  •
  Availability (as such term is defined in that certain Amended and Restated Credit Agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, as borrowers, and General Electric Capital Corporation, as the agent, and the lenders party thereto (the "ABL Credit Agreement"), subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under that certain Trade Payable Agreement, dated September 1, 2011, as extended on February 29, 2012, among Talbots and one of its subsidiaries and LF Centennial Pte. Ltd (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales); and

  •
  (i) the Pension Benefit Guaranty Corporation (the "PBGC") shall have issued to Talbots a letter confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding The Talbots, Inc. Pension Plan and the transactions contemplated by the Merger Agreement (or such other substantially similar confirmatory statement), (ii) the PBGC shall not have instituted any formal proceeding to terminate the Pension Plan, and (iii) there shall not exist any condition that would reasonably be expected to (A) result in the institution of any such proceeding or (B) constitute a reasonable basis under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended, for the termination of, or the appointment of a trustee to administer, the Pension Plan.

        Based on information provided to Purchaser by Talbots, as of June 13, 2012, there were 70,273,529 Shares outstanding (including Restricted Stock and Shares issuable to holders of Options and Warrants from which Talbots has received notices of exercise as of such date). Assuming no additional Shares or Options or other rights exercisable for Shares are issued after June 13, 2012 and assuming no outstanding Options or Warrants are exercised, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition, including such Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, equals approximately 75% of the outstanding Shares as of June 13, 2012 (including Restricted Stock and Shares issuable to holders of Options and Warrants from which Talbots has received notices of exercise as of such date).

        The offer is also subject to other conditions. See Section 9—"Source and Amount of Funds" and Section 15—"Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Purchaser estimates that it will need up to approximately $190 million to purchase all of the issued and outstanding Shares (other than Shares owned by Parent or Purchaser immediately prior to the Expiration Time, which Shares shall be automatically canceled without consideration in connection with the consummation of the Merger) and to pay related fees and expenses. On May 30, 2012, Purchaser and General Electric Capital Corporation (the agent for Talbots' existing asset based revolving credit facility) ("GECC") entered into the GE Debt Commitment Letter pursuant to which GECC agreed to, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to make credit available to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii). None of the proceeds of the borrowings under the GE Debt Commitment Letter will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Agreement will be available to provide funding for working capital and other general corporate purposes of the Surviving Corporation. On May 30, 2012, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into the Wells Fargo Debt Commitment Letter pursuant to which the agent and lenders thereunder agreed to, subject solely to the terms and conditions set forth in the Wells Fargo Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the existing term loan agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, the agent and the lenders

(the "Existing Term Loan Agreement"), (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the then existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger. In addition, Parent has obtained a $210 million equity commitment from the Sponsor. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment, which, together with the proceeds of the last out term loan to be made available to the Surviving Corporation pursuant to the Wells Fargo Debt Commitment Letter, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. These proceeds will also be sufficient to pay the Offer Price upon the consummation of the Merger to holders of Shares who did not tender their Shares in the Offer. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer. The equity and debt financing commitments are subject to certain conditions. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not think that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and

  •
  we have received equity and debt commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

How long do I have to decide whether to tender in the Offer?

        You have until midnight, New York City time, on July 13, 2012, to tender your Shares in the Offer, unless the Offer is either extended or terminated, each in accordance with the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Trust Company, N.A., in its capacity as depositary for the Offer (which we refer to as the "Depositary") within three trading days on the New York Stock Exchange (which we refer to as the "NYSE"). In addition, if we extend the Offer, you will have additional time to tender your Shares. If your Shares are held by a broker, dealer, trust company, bank or other nominee, you should contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Time of the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond its initial Expiration Time, but in no event will we be required to extend the Offer beyond October 24, 2012.

        Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Time:

  •
  if, at the initial Expiration Time, any Offer condition has not been satisfied or waived, for a period of ten business days, and thereafter on any then-scheduled expiration date of the Offer, in consecutive increments of up to five business days; and

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

        In any case, we will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Talbots in connection with the adoption of the Merger Agreement, including by informing Talbots that it does not intend to review the proxy statement (the "Proxy Statement Clearance Date") and (iii) October 24, 2012.

        If at any then-scheduled expiration time of the Offer (i) any Offer condition has not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or Talbots may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration time of the Offer. If the Offer is terminated as described in the foregoing sentence, subject to the terms and conditions of the Merger Agreement, Talbots will proceed with and take all actions necessary to hold the stockholders' meeting to approve the Merger in accordance with the terms of the Merger Agreement.

        If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration time of the Offer. An amendment to this Offer to Purchase providing for the extension will also be filed with the SEC. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NYSE trading days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time or any extension thereof. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 14, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Upon the successful consummation of the Offer, will Talbots continue as a public company?

        No. Following the purchase of Shares in the Offer, we plan to immediately consummate the Merger. If the Merger takes place, Talbots will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that the Common Stock will no longer be eligible to be traded on the NYSE or any other securities exchange, there may not be a public trading market for the Common Stock, and Talbots may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        In the event that the Minimum Tender Condition is not met, and in certain other circumstances, Talbots, Purchaser and Parent have agreed to consummate the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, except for the addition of a condition that stockholders have adopted the Merger Agreement and the inapplicability of (i) the Minimum Tender Condition and (ii) the Financing Proceeds Condition.

        If we do not consummate the Offer, Talbots has agreed to hold a meeting of its stockholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement related to that stockholder meeting to holders of record of Shares as of the record date for the stockholder meeting. We are not asking you to take any action with respect to the Merger at this time. See Section 11—"The Merger Agreement; Other Agreements."

If I object to the price being offered, will I have appraisal rights?

        Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will be entitled to appraisal rights in connection with the Merger under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12—"Purpose of the Offer; Plans for Talbots."

If I decide not to tender, how will the Offer affect my Shares?

        Regardless of whether the Offer is consummated, the Merger will occur subject to the satisfaction of certain conditions, including stockholder approval if required by applicable law. If the Merger is consummated, then stockholders not tendering their Shares in the Offer (other than Parent, Purchaser or Talbots or any stockholder who is entitled to and properly exercises appraisal rights under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger is consummated, the only difference between tendering your Shares and not tendering your Shares is that if you tender your Shares, you may be paid earlier and you will not be entitled to appraisal rights. If the Merger does not take place, however, the number of stockholders and the number of Shares that are held by the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Talbots may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On December 6, 2011, the last trading day before Sycamore Partners publicly announced its initial proposal to acquire Talbots for $3.00 per Share, the last sale price of the Shares reported on the NYSE was $1.56 per Share. On May 30, 2012, the last trading day before we announced the Offer, the last sale price of the Shares reported on the NYSE was $1.29 per Share. On June 14, 2012, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the NYSE was $2.44 per Share. We encourage you to obtain a recent quotation for the common stock of Talbots before deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $2.75 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What is the Top-Up and when could it be exercised?

        If Parent and Purchaser acquire at least one more Share than 90% of the Fully Diluted Share Number, including through exercise of the Top-Up, Purchaser will consummate the Merger through the "short form" procedures available under Delaware law. Talbots has granted to Purchaser an irrevocable right (which we refer to as the "Top-Up"), which Purchaser shall exercise immediately following consummation of the Offer, if necessary, to purchase from Talbots up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser immediately following consummation of the Offer, constitutes one Share more than 90% of the Fully Diluted Share Number immediately after the issuance of the Shares under the Top-Up. However, the Top-Up may not be exercised to purchase an amount of Shares in excess of the number of Shares authorized and unissued (treating Shares owned by Talbots as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Purchaser will be deemed to have exercised the Top-Up if the number of Shares tendered and not validly withdrawn in the Offer, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more Share than 90% of the Fully Diluted Share Number. See Section 12—"Purpose of the Offer; Plans for Talbots" and Section 16—"Certain Legal Matters; Regulatory Approvals."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any Options, including options that were granted under any Talbots equity compensation plan. Pursuant to the Merger Agreement, at the earlier of the acceptance time for the purchase of Shares tendered pursuant to the Offer and the effective time of the Merger (the "Acceleration Time"), each outstanding, unexpired and unexercised Option (whether vested or unvested) will vest and (to the extent not exercised prior to the Acceleration Time) each Option will be deemed to be canceled upon the consummation of the Merger and the holder of any such cancelled Option will be entitled to receive, at the time of the consummation of the Merger or as soon as practicable thereafter (and in any event, not later than the fifth business day thereafter), an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the Offer Price over (B) the applicable exercise price per Share subject to such Option multiplied by (ii) the total number of Shares subject to such Option. See Section 11—"The Merger Agreement; Other Agreements."

What will happen to my Restricted Stock in the Offer?

        Each holder of an unvested award of Restricted Stock will have the right to tender such Restricted Stock into the Offer, subject to and contingent upon the occurrence of the Acceleration Time. At the Acceleration Time, each share of Restricted Stock will become immediately vested, and all vesting restrictions thereon will lapse and, to the extent not withheld by Talbots to satisfy tax withholding obligations, Talbots will deliver Shares in settlement thereof or, if such Restricted Stock is tendered into the Offer, will be treated as a Share properly tendered into the Offer. See Section 11—"The Merger Agreement; Other Agreements."

What will happen to my Restricted Stock units in the Offer?

        The Offer is made only for Shares and is not made for any RSUs, including RSUs that were granted under any Talbots equity compensation plan. Pursuant to the Merger Agreement, each RSU that is issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) will become fully vested and, at the Acceleration Time, canceled with the holder of any such cancelled RSU becoming entitled to receive from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of Shares subject to such RSUs held by such holder at the Acceleration Time. See Section 11—"The Merger Agreement; Other Agreements."

What will happen to my performance stock units in the Offer?

        The Offer is made only for Shares and is not made for any PSUs, including PSUs that were granted under any Talbots equity compensation plan. For continuing employees, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time (whether vested or unvested) and held by a holder who is employed by Talbots or one of its subsidiaries at the Acceleration Time shall be canceled, retired and shall cease to exist and be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the sum of (A) the product of (1) the Offer Price multiplied by (2) the target award level number of Shares subject to such PSU held by such holder immediately prior to the Acceleration Time and (B) interest on the amount set forth in (A) at the rate of LIBOR plus 1% per annum calculated from that date on which the Acceleration Time occurs through the date on which such cash payment becomes vested (in accordance with the following sentence) and paid. However, with respect to any cash amount payable to any such holder of a PSU, such cash amount payable shall vest and be payable as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Acceleration Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Acceleration Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Acceleration Time occurs, except that if such holder's Change in Control Termination (as defined in the award agreement pursuant to which such holder was granted such PSU), if applicable, occurs after the Acceleration Time but prior to the second anniversary of the date on which the Acceleration Time occurs, then upon the occurrence of such holder's Change in Control Termination, any remaining unpaid portion of such cash amount payable to such holder of such a PSU shall be paid (in full and complete satisfaction of the Surviving Corporation's payment obligations in respect of such PSU) upon or promptly following such holder's Change in Control Termination.

        For employees whose employment terminated prior to the Acceleration Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the underlying award agreement pursuant to which such PSU was issued, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time will be canceled and converted into the right to receive from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to the product of (A) the Offer Price, multiplied by (B) a pro rata portion of the target number of Shares subject to such PSU held by such holder immediately prior to the Acceleration Time, based on the number of days in the applicable performance period prior to such holder's termination of employment. See Section 11—"The Merger Agreement; Other Agreements."

What will happen to my warrants in the Offer?

        The Offer is made only for Shares and is not made for any Warrants. At the Acceleration Time, each Warrant (a "BPW Warrant") to purchase Shares issued pursuant to the Warrant Agreement, dated as of February 26, 2008, between Talbots (as successor to BPW Acquisition Corp.) and Mellon Investor Services, as warrant agent, as amended, outstanding immediately prior to the Acceleration Time will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the Surviving Corporation, Purchaser, Parent and/or any of their respective affiliates. As of the Acceleration Time, all BPW Warrants will no longer be outstanding and will automatically cease to exist.

        At the Acceleration Time, each Warrant (an "Aeon Warrant") to purchase Shares issued pursuant to the Warrant Agreement, dated as of April 7, 2010, between Talbots and Computershare, Inc., as warrant agent, and each Warrant (a "Talbots Warrant") to purchase Shares issued pursuant to the Warrant Agreement, dated as of April 9, 2010, between Talbots and Computershare, Inc., as warrant agent, outstanding immediately prior to the Acceleration Time will be converted solely into the right to receive from the Surviving Corporation, subject to the holder of such Warrant paying in full to Talbots or the Surviving Corporation, as applicable, the aggregate exercise price for the Shares subject to such Warrant on or prior to the Acceleration Time, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the total number of Shares subject to such Warrant that is outstanding and unexercised as of immediately prior to the Acceleration Time. As of the Acceleration Time, each holder of an Aeon Warrant or a Talbots Warrant outstanding immediately prior to the Acceleration Time shall cease to have any rights with respect thereto, except the right, upon payment in full in cash by such holder to the Surviving Corporation of the aggregate exercise price of such Warrant on or prior to the Acceleration Time, of such holder to receive the amount in cash described in the immediately preceding sentence. See Section 11—"The Merger Agreement; Other Agreements."

What are the United States federal income tax consequences of the Offer and the Merger?

        If you are a United States Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences"), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction to you for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in the Shares you tender or exchange and the amount of cash you receive for those Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger. See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

        You may call Phoenix Advisory Partners, the Information Agent for the Offer, toll-free at (877) 478-5038. Banks and brokers may call collect at (212) 493-3910.

INTRODUCTION

        TLB Merger Sub Inc. (which we refer to as "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of TLB Holdings LLC (which we refer to as "Parent"), a Delaware limited liability company, which is controlled by Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the "Sponsor"), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of The Talbots, Inc., a Delaware corporation (which we refer to as "Talbots"), and the associated stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $2.75 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and in the related letter of transmittal (which we refer to as the "Letter of Transmittal" which, together with this Offer to Purchase, any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at midnight, New York City time, on July 13, 2012 (which we refer to as the "Expiration Time," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event "Expiration Time" shall mean the latest time and date at which the Offer, as so extended, shall expire) or earlier terminated in accordance with the terms of the Merger Agreement (as defined below).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 30, 2012 (which we refer to as the "Merger Agreement"), by and among Parent, Purchaser and Talbots. The Merger Agreement provides that Purchaser will be merged with and into Talbots (which we refer to as the "Merger"), with Talbots continuing as the surviving corporation in the Merger and becoming a direct wholly-owned subsidiary of Parent (which we refer to as the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (which we refer to as the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than (a) Shares owned by Talbots, Purchaser or Parent, all of which will be canceled, and (b) Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the "DGCL")) will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the Offer Price (which we refer to as the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of options to purchase Shares ("Options"), restricted stock ("Restricted Stock"), restricted stock units ("RSUs"), performance stock units ("PSUs") and warrants (the "Warrants" and, together with the Options, the Restricted Stock, the RSUs and the PSUs, the "Equity Awards") of Talbots.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Computershare Trust Company, N.A., as depositary for the Offer (which we refer to as the "Depositary"), and Phoenix Advisory Partners, as information agent for the Offer (which we refer to as the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        After careful consideration, the board of directors of Talbots (which we refer to as the "Talbots Board") (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots, and (3) recommended that stockholders of Talbots accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

        A more complete description of the Talbots Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in Talbots' Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), that will be furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer and Merger; Reasons for Recommendation."

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to the Expiration Time, a number of Shares (1) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, represent at least a majority of the Shares outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represent at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time, plus (y) the aggregate number of Shares issuable to holders of Equity Awards from which Talbots has received notices of exercise prior to the Expiration Time (and as to which Shares have not yet been issued to such exercising holders), plus (z) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the "Minimum Tender Condition," and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) through (z), the "Fully Diluted Share Number"); (b) the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the receipt of any approval required under any applicable foreign competition, merger control, antitrust or similar law; (c) the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable; (d) receipt of proceeds by Parent (either directly or through Purchaser or Talbots) of the debt financing pursuant to the letter agreement between General Electric Capital Corporation and Purchaser (the "GE Debt Commitment Letter") and the letter agreement among Wells Fargo Bank, National Association, as agent, and each of Wells Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd, as lenders, and Purchaser (the "Wells Fargo Debt Commitment Letter" and, together with the GE Debt Commitment Letter, the "Debt Commitment Letters") (or alternative debt financing pursuant to the terms and conditions set forth in the Merger Agreement) and/or the lenders party to the Debt Commitment Letters (or new debt commitment letters for any alternative debt financing) shall have confirmed to Parent and Purchaser that such debt financing or alternative debt financing in an amount sufficient to consummate the Offer and the Merger will be available at the consummation of the Offer on the terms and conditions set forth in the Debt Commitment Letters (or such new debt commitment letters for any alternative debt financing) (the "Financing Proceeds Condition"); (e) Availability (as such term is defined in that certain Amended and Restated Credit Agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, as borrowers, and General Electric Capital Corporation, as the agent, and the lenders party thereto (the "ABL Credit Agreement") subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under that certain Trade Payable Agreement, dated September 1, 2011, as extended on February 29, 2012, among Talbots and one of its subsidiaries and LF Centennial Pte. Ltd (the "Trade Payable Agreement") (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales); and (f) (i) the Pension Benefit Guaranty Corporation (the "PBGC") shall have issued to Talbots a letter confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding The Talbots, Inc. Pension Plan and the transactions contemplated by the Merger Agreement (or such other substantially similar confirmatory statement) (the "PBGC Closing Letter"), (ii) the PBGC shall not have instituted any formal proceeding to terminate the Pension Plan, and (iii) there shall not exist any condition that would reasonably be expected to (A) result in the institution of any such proceeding or (B) constitute a reasonable basis under Section 4042 the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the termination of, or the appointment of a trustee to administer, the Pension Plan. "Top-Up" means the irrevocable right granted to Purchaser by Talbots to purchase at the Offer Price up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser after giving effect to the consummation of the Offer (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures), shall constitute one Share more than 90% of the Fully Diluted Share Number. The conditions to which the Offer is subject are described in the Offer to Purchase. See Section 9—"Source and Amount of Funds" and Section 15—"Conditions of the Offer."

        Based on information provided to Purchaser by Talbots, as of June 13, 2012, there were 70,273,529 Shares outstanding (including Restricted Stock and Shares issuable to holders of Options and Warrants from which Talbots has received notices of exercise as of such date). Assuming no additional Shares or Options or other rights exercisable for Shares are issued after June 13, 2012 and assuming no outstanding Options or Warrants are exercised, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition, including such Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, equals approximately 75% of the outstanding Shares as of June 13, 2012 (including Restricted Stock and Shares issuable to holders of Options and Warrants from which Talbots has received notices of exercise as of such date).

        Pursuant to the Merger Agreement, effective upon the consummation of the Offer, Purchaser is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Talbots Board that is equal to the total number of directors on the Talbots Board (giving effect to the directors elected or appointed as described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding, and Talbots will cause Parent's designees to be elected or appointed to the Talbots Board in compliance with applicable laws, including by increasing the number of directors, subject to Talbots' certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. At such time, Talbots will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Talbots Board, to the fullest extent permitted by applicable law and the rules of the NYSE. Information concerning Purchaser's designees to the Talbots Board will be set forth in the Information Statement that will be attached as Annex II to the Schedule 14D-9.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Purchaser acquires at least one more Share than 90% of the Fully Diluted Share Number in the Offer, including pursuant to the Top-Up, if applicable, Purchaser may consummate the Merger under the DGCL without a stockholders' meeting and without the approval of Talbots' other stockholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, Talbots and Purchaser have agreed to complete the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, except for the addition of the stockholder approval requirement and the inapplicability of (i) the Minimum Tender Condition and (ii) the Financing Proceeds Condition. See Section 11—"The Merger Agreement; Other Agreements."

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4—"Withdrawal Rights."

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition, the Financing Proceeds Condition and the other conditions set forth in Section 15—"Conditions of the Offer." Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition, which may only be waived with the prior written consent of Talbots). Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Time (i) if, at the initial Expiration Time, any Offer condition has not been satisfied or waived, for a period of ten business days, and thereafter on any then-scheduled expiration date of the Offer, in consecutive increments of up to five business days and (ii) for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (which we refer to as the "SEC") or the staff thereof applicable to the Offer. In any case, we will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Talbots in connection with the adoption of the Merger Agreement, including by informing Talbots that it does not intend to review the proxy statement (the "Proxy Statement Clearance Date") and (iii) October 24, 2012.

        As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering the associated Rights. If, however, a distribution date occurs, as described herein under Section 7—"Certain Information Concerning Talbots," tendering stockholders will be required to deliver separate certificates evidencing the Rights with the Common Stock (or confirmation of book-entry transfer, if available, of such Rights).

        If at any then-scheduled expiration time of the Offer (i) any Offer condition has not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or Talbots may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration time of the Offer. If the Offer is terminated as described in the foregoing sentence, subject to the terms and conditions of the Merger Agreement, Talbots will proceed with and take all actions necessary to hold the stockholders' meeting to approve the Merger in accordance with the terms of the Merger Agreement.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) extend the Offer if any of the conditions set forth in Section 15—"Conditions of the Offer" have not been satisfied, (ii) waive any condition to the Offer (other than the Minimum Tender Condition) or (iii) modify the terms of the Offer (including by increasing the Offer Price), in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

        If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, and shall consist of the time period from 12:01 AM through 12:00 midnight, New York City time.

        Talbots has provided Purchaser with Talbots' stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Talbots' stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn pursuant to the Offer promptly after the Expiration Time (and in any event within three business days thereafter). Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the "Share Certificates") or confirmation (which we refer to as a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (which we refer to as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times (including following the consummation of the Merger) depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any extension of the Offer or delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Time, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a Talbots stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. If stockholders have lost their Share Certificates or their Share Certificates have been stolen or destroyed, they should call the Depositary at (877) 373-6374 or (781) 575-3120.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an "Eligible Institution" and collectively what we refer to as "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

              i.  such tender is made by or through an Eligible Institution;

             ii.  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

            iii.  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. Pursuant to the Merger Agreement, Shares delivered by a Notice of Guaranteed Delivery do not need to be counted by Purchaser toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for shares to be tendered by the other methods described herein.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal (or delivering an Agent's Message in the case of Book-Entry Transfer) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Talbots' stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service (which we refer to as "IRS") a portion (currently, 28%) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined below) must provide the Depositary with such stockholder's correct taxpayer identification number (which we refer to as "TIN") and certify that such stockholder is not subject to backup withholding by completing IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders (as defined below) surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding, and payments to such persons will not be subject to backup withholding provided that a valid exemption is established to the satisfaction of the Depositary. Each tendering non-United States Holder (as defined below) should submit an appropriate properly completed IRS Form W-8 (and any attachments thereto) (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States Holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 14, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded.    Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank, insurance company, or other financial institution;

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  a tax-exempt organization;

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  a retirement plan or other tax-deferred account;

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  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

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  a mutual fund;

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  a real estate investment trust;

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

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  a holder of Shares subject to the alternative minimum tax provisions of the Code;

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  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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  a "United States Holder" (as defined below) that has a functional currency other than the United States dollar;

  •
  "controlled foreign corporations," "passive foreign investment companies," or corporations that accumulate earnings to avoid United States federal income tax;

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  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

  •
  a United States expatriate or a former citizen or long-term resident of the United States.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address any consequence arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address the United States federal income tax consequences to holders of Shares who exercise appraisal rights under Delaware law.

        THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE OFFER AND THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES.

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        A "non-United States Holder" is any beneficial owner of Shares that is not a United States Holder or a partnership (or other entity treated as a flow-through for United States federal income tax purposes).

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

United States Holders

Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or the exchange of Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

        A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

Payments with Respect to Shares

        Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax unless:

  •
  the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

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  the gain is effectively connected with the non-United States Holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

  •
  Talbots is or has been a United States real property holding corporation ("USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the Shares or the period that the non-United States Holder held Shares.

        Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

        With respect to the third bullet point above, the determination of whether Talbots is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires Talbots to deliver a certificate to Parent stating that Talbots has not been a USRPHC for United States federal income tax purposes during the time period described above. Moreover, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if Talbots constitutes a USRPHC, any gain realized on the receipt of cash for Shares in the Offer or pursuant to the Merger generally will be subject to United States federal income tax only if the non-United States Holder owns (actually or constructively) more than five percent of the Shares at all times during the five year period ending on the date of disposition.

Information Reporting and Backup Withholding

        A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Information provided by a non-United States Holder on IRS Form W-8 (and any attachments) may be disclosed to the local tax authorities of a non-United States Holder under an applicable tax treaty or broad information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

        THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER OR EXCHANGING THEIR SHARES FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS OR TAX TREATIES.

6.     Price Range of Shares; Dividends.

        The Shares are listed on the New York Stock Exchange (which we refer to as the "NYSE") under the symbol "TLB." The Shares have been listed on the NYSE since November 19, 1993.

        The following table sets forth for the indicated periods the high and low sales prices per Share as reported on the NYSE.

	High	Low
Fiscal Year 2012
Second Quarter (through June 14, 2012)	$3.03	$1.28
First Quarter	$3.50	$2.57
Fiscal Year 2011:
Fourth Quarter	$3.49	$1.46
Third Quarter	$4.38	$2.25
Second Quarter	$5.45	$2.33
First Quarter	$6.78	$4.26
Fiscal Year 2010:
Fourth Quarter	$11.84	$5.91
Third Quarter	$13.43	$9.30
Second Quarter	$17.79	$9.59
First Quarter	$17.33	$10.14

        On December 6, 2011, the last trading day before Sycamore Partners publicly announced its initial proposal to acquire Talbots for $3.00 per Share, the last sale price of the Shares reported on the NYSE was $1.56 per Share. On May 30, 2012, the last trading day before we announced the Offer, the last sale price of the Shares reported on the NYSE was $1.29 per Share. On June 14, 2012, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the NYSE was $2.44 per Share.

        Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        The Talbots Board approved the indefinite suspension of cash dividends on its capital stock in March 2009; therefore, no dividends were paid in fiscal 2010, fiscal 2011 or fiscal 2012 to date. In addition, under the terms of the Merger Agreement, Talbots is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

7.     Certain Information Concerning Talbots.

        The following description of Talbots and its business has been taken from Talbots' Annual Report on Form 10-K for the fiscal year ended January 28, 2012, and is qualified in its entirety by reference to such report.

        General.    Talbots is a specialty retailer and direct marketer of women's apparel, accessories and shoes sold almost exclusively under the Talbots brand. The Talbots brand vision is "tradition transformed" and focuses on honoring the classic heritage of the brand while emphasizing a relevant and innovative approach to style that is both modern and timeless. Talbots' goal is to be the leading resource for timeless classics infused with modern luxury while delivering exceptional business results, growing stockholder value and operating as a best-in-class company. Talbots is dedicated to its core values of being creatively led to commercial success, customer-driven and socially conscious while building a winning organization, demonstrating strong brand pride and instilling integrity in all aspects of its business.

        Talbots is committed to designing and providing its customers and engaging new customers with high quality, timeless fashion pieces that have been sourced from socially conscious and cost effective manufacturers and strategically distributed to its store locations based on customer lifestyle, behavior and local climate. Talbots has two primary sales channels, stores and direct marketing, through which it seeks to offer a cross-functional means of providing its customers access to its merchandise. Talbots' stores channel consists of retail stores, upscale outlets, surplus outlets and its direct fulfill from stores system. Talbots' direct marketing channel consists of its Internet business, at www.talbots.com, its catalog business and its in-store red-line phones. As of January 28, 2012, Talbots operated 503 stores in the United States and 14 stores in Canada, collectively comprised of 544 locations, including individual store concepts.

        The business address for Talbots is One Talbots Drive, Hingham, Massachusetts 02043. The business phone number for Talbots is (781) 749-7600.

        Stock Purchase Rights.    On August 1, 2011, pursuant to a stockholder rights agreement (the "Rights Plan"), dated as of August 1, 2011, between Talbots and Computershare Trust Company, N.A., as Rights Agent, the Talbots Board authorized and directed the issuance, and declared a dividend of one Right for each outstanding share of Talbots Common Stock outstanding as of the close of business on August 12, 2011 (the "Record Date"). In addition, one Right will automatically attach to each share of Common Stock (subject to adjustment) that becomes outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (each, as defined below).

        Initially, the Rights will be represented by the Share Certificates or by the registration of uncertificated Common Stock in Talbots' stock register, if any, and no separate certificates evidencing the Rights (the "Right Certificates") will be issued. Separate Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the earlier to occur of (i) the tenth business day following a public announcement or disclosure indicating that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock or such earlier date as a majority of the Talbots Board became aware of such acquisition or (ii) the tenth business day (or such later date as the Talbots Board may determine prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the then outstanding Common Stock (the earlier of such dates being the "Distribution Date"). An Acquiring Person will not include, among other things, any person who or which would otherwise be deemed an Acquiring Person upon the adoption of the Rights Agreement.

        The Rights Agreement provides that, until the Distribution Date, (i) the Rights will be transferred with and only with the Shares, (ii) new Share Certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference, and the initial transaction statement or subsequent periodic statements with respect to uncertificated Common Stock, if any, that are registered after the Record Date upon transfer or new issuance of such Common Stock will also contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any Share Certificates, or the registration of transfer of ownership in Talbots' stock register with respect to uncertificated Common Stock, outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate or registration.

        The Rights are not exercisable until the Distribution Date. After the Distribution Date, but prior to the time a person becomes an Acquiring Person, each Right will entitle the registered holder to purchase from Talbots one share of Common Stock at a purchase price of $24.00 per share (the "Purchase Price"), subject to adjustment. The Rights will expire on August 1, 2021 (the "Final Expiration Date"), unless the Final Expiration Date is amended or unless the Rights are earlier redeemed or exchanged by Talbots, in each case, as described below.

        As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date, and thereafter, the separate Right Certificates alone will represent the Rights.

        If a person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, other similar securities of Talbots, cash, or assets of Talbots) having a value equal to two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or were, beneficially owned by any Acquiring Person will be null and void.

        In the event at any time after a person becomes an Acquiring Person that (i) Talbots consolidates or merges with any other person, (ii) any person engages in a consolidation or merger with Talbots where the outstanding Common Stock is exchanged for securities, cash or property of the other person and Talbots is the surviving corporation or (iii) 50% or more of Talbots' assets or earning power is sold or transferred, proper provision will be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, per Right (subject to adjustment).

        At any time prior to the Distribution Date, the Talbots Board may redeem the Rights, in whole but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time (the "Redemption Date") on such basis with such conditions as the Talbots Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Talbots, including, without limitation, the right to vote or to receive dividends.

        The Talbots Board may amend the Rights Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions in the Rights Agreement, shorten or lengthen any time period referenced in the Rights Agreement, or to make any other provisions with respect to the Rights which the Talbots Board may deem necessary or desirable. However, after the Distribution Date, the Rights Agreement may not be amended in a manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or its affiliates or associates).

        The foregoing is a summary of certain provisions of the Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which was filed with the SEC on August 2, 2011 as Exhibit 4.1 to Talbots' Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Agreement and the Current Report on Form 8-K may be obtained in the manner set forth in Section 7—"Certain Information Concerning Talbots." Stockholders and other interested parties should read the Rights Agreement for a more complete description of the provisions summarized above.

        Rights Plan Amendment.    In connection with entering into the Merger Agreement, the Talbots Board adopted and approved Amendment No. 1 (the "Rights Amendment") to the Rights Agreement. The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions pursuant to the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Plan. The Rights Amendment provides that the Rights Agreement will terminate, and all Rights will expire, immediately prior to the Effective Time of the Merger.

        The foregoing is a summary of certain provisions of the Rights Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which was filed with the SEC on June 1, 2012 as Exhibit 4.1 to Talbots' Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Amendment and the Current Report on Form 8-K may be obtained in the manner set forth in Section 7—"Certain Information Concerning Talbots." Stockholders and other interested parties should read the Rights Amendment for a more complete description of the provisions summarized above.

        Available Information.    Talbots is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Talbots' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Talbots' securities, any material interests of such persons in transactions with Talbots, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Talbots' stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contain reports and other information regarding issuers that file electronically with the SEC. Talbots also maintains a website at http://www.talbots.com. The information contained in, accessible from or connected to Talbots' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Talbots' filings with the

SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.     Certain Information Concerning Parent and Purchaser.

        Purchaser.    TLB Merger Sub Inc., a Delaware corporation, or Purchaser, is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Talbots. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into Talbots and will cease to exist, with Talbots continuing as the Surviving Corporation. The business address for Purchaser is: c/o Sycamore Partners Management, L.L.C., 9 West 57th Street, 31st Floor, New York, New York 10019. The business telephone number for Purchaser is (212) 796-8500.

        Parent.    TLB Holdings LLC, a Delaware limited liability company, or Parent, was formed solely for the purpose of acquiring Talbots and has not engaged in any business except for activities related to its formation, the Offer and the Merger and arranging the related financing. The business address for Parent is: c/o Sycamore Partners Management, L.L.C., 9 West 57th Street, 31st Floor, New York, New York 10019. The business telephone number for Parent is (212) 796-8500.

        Each of Purchaser and Parent is indirectly controlled by the Sponsor. See Section 9—"Source and Amount of Funds."

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and, as applicable, the executive officers of Parent and Purchaser, and the control persons of Parent and Purchaser, are set forth in Schedule I hereto. Except as set forth in Schedule I, none of Parent and Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Based on information provided to Purchaser by Talbots, as of June 13, 2012, there were 70,273,529 Shares outstanding (including Restricted Stock and Shares issuable to holders of Options and Warrants from which Talbots has received notices of exercise as of such date). As of June 13, 2012, Sponsor and its affiliates collectively own an aggregate of 6,999,316 Shares of Talbots, which represented approximately 9.7% of Talbots' outstanding Shares as of such date. Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities listed in Schedule I beneficially own or has a right to acquire any Shares or any other equity securities of Talbots, and (ii) none of Parent and Purchaser nor, to the knowledge of the Parent and Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Talbots during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Talbots and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and Talbots or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent and Purchaser nor, to the knowledge of Purchaser, any of the persons or entities listed in Schedule I, on the one hand, and Talbots or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        Purchaser estimates that it will need up to approximately $190 million to purchase all of the issued and outstanding Shares (other than Shares owned by Parent or Purchaser immediately prior to the Expiration Time, which Shares shall be automatically canceled without consideration in connection with the consummation of the Merger) and to pay related fees and expenses. On May 30, 2012, Purchaser and General Electric Capital Corporation (the agent for Talbots' existing asset based revolving credit facility) ("GECC") entered into the GE Debt Commitment Letter pursuant to which GECC agreed to, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to make credit available to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii). None of the proceeds of the borrowings under the GE Debt Commitment Letter will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Agreement will be available to provide funding for working capital and other general corporate purposes of the Surviving Corporation. On May 30, 2012, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into the Wells Fargo Debt Commitment Letter pursuant to which the agent and lenders thereunder agreed to, subject solely to the terms and conditions set forth in the Wells Fargo Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the existing term loan agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, the agent and the lenders (the "Existing Term Loan Agreement"), (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger. In addition, Parent has obtained a $210 million equity commitment from the Sponsor. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment, which, together with the proceeds of the last out term loan to be made available to the Surviving Corporation pursuant to the Wells Fargo Debt Commitment Letter, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. These proceeds will also be sufficient to pay the Offer Price upon the consummation of the Merger to holders of Shares who did not tender their Shares in the Offer. The equity and debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer.

        If the Merger Agreement is terminated in the circumstance in which we do not receive the proceeds of the debt financing commitments, Parent may be obligated to pay Talbots a termination fee equal to the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated (the "Parent Termination Fee").

        The proceeds of the debt financing commitments and the equity commitments together will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses (and will be sufficient to consummate the Merger and, after the closing of the Merger, to provide funding for working capital and other general corporate purposes of the Surviving Corporation).

        We do not believe that Purchaser's financial condition is relevant to a stockholder's decision whether to tender Shares and accept the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer, and (iv) Purchaser has received equity and debt commitments in respect of funds sufficient to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Equity Financing

        Parent has received an equity commitment letter from Sponsor (which we refer to as the "Equity Commitment Letter"), pursuant to which Sponsor has committed to contribute to Parent up to $210 million solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration, as applicable, pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, the Purchaser and the Surviving Corporation. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended and restated as the "Equity Financing." The funding of the Equity Financing is subject to (i) the satisfaction or waiver by Parent and Purchaser of all conditions of the Offer or the Merger, as applicable, (ii) the funding (or simultaneous funding) of the debt financing pursuant to the terms and conditions of the Debt Commitment Letters (as defined below) or any alternative financing that Parent and the Purchaser are required to accept from alternative sources pursuant to the Merger Agreement (see Section 11—"The Merger Agreement, Other Agreements") and (iii) the contemporaneous consummation of the Offer closing, if the Offer closing shall occur, and the Merger (regardless of whether the Offer Closing occurs). Talbots is a third party beneficiary to the Equity Commitment Letter for the limited purpose provided in the Equity Commitment Letter. Concurrently with the execution and delivery of the Equity Commitment Letter, Sponsor executed and delivered to Talbots a limited guarantee in favor of Talbots in respect of certain of Parent's obligations under the Merger Agreement (which we refer to as the "Limited Guarantee"), provided that in no event will the aggregate liability of Sponsor pursuant to the Limited Guarantee exceed the amount of the Parent Termination Fee plus the amount of any liability contemplated by the provisions of the Merger Agreement relating to financing cooperation and non-payment of fees and expenses payable in connection with a termination of the Merger Agreement, plus the amount of all attorneys' fees payable by Sycamore Partners Management, L.L.C. pursuant to the Confidentiality Agreement.

        The Sponsor's obligation to fund its equity commitment will expire upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, so long as the Sponsor has funded its commitment in connection with the Merger, (iii) any claim by Talbots under, or any action, claim, suit or proceeding brought by Talbots with respect to, the Limited Guarantee, the guarantor thereunder or any of the guarantor's affiliates other than in respect of a guaranteed obligation thereunder, or (iv) any other claim under, or action, claim, suit or proceeding against the Sponsor or any of its affiliates in connection with the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto other than certain claims as set forth in the Equity Commitment Letter.

        A copy of the Equity Commitment Letter has been filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference, and a copy of the Limited Guarantee has been filed as Exhibit (d)(5) to the Schedule TO, which is incorporated herein by reference.

Debt Financing

        On May 30, 2012, Purchaser and GECC entered into the GE Debt Commitment Letter pursuant to which GECC agreed to, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to provide to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), up to a $200 million senior secured credit facility (the "ABL Credit Facility"). None of the proceeds of the borrowings under the ABL Credit Facility will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Facility will be available to provide funding for working capital and other general corporate purposes of the Surviving Corporation.

        On May 30, 2012, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into the Wells Fargo Debt Commitment Letter pursuant to which the agent and lenders thereunder agreed to, subject solely to the terms and conditions set forth in the Wells Fargo Debt Commitment Letter, upon the closing of the Merger, (i) consent to a "change of control" resulting from the Merger under the Existing Term Loan Agreement, (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide up to $85 million in term loans (the "Term Loan Facility" and, together with the ABL Credit Facility, collectively referred to herein as the "Credit Facilities"), in the form of a continuation of the outstanding terms loan under the Existing Term Loan Agreement (which aggregate approximately $74 million) plus an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger.

        The commitment of GECC with respect to the GE Debt Commitment Letter expires upon the first to occur of (i) 5:00 p.m. New York time on October 24, 2012, (ii) the execution and delivery of definitive credit documentation with respect to the ABL Credit Facility and the funding of the ABL Credit Facility, (iii) the closing of the Merger without the substantially contemporaneous effectiveness of the ABL Credit Facility, and (iv) the acceptance by the existing stockholders of Talbots of an offer for all or any substantial part of the capital stock or property and assets of Talbots and its subsidiaries other than as a part of the Offer and the Merger. The commitment of the agent and the lenders with respect to the Wells Fargo Debt Commitment Letter expires on October 24, 2012 unless definitive documentation with respect to the Term Loan Facility is executed and delivered prior to such date. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letters. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, each of Parent and Purchaser must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable from the standpoint of Parent, Purchaser and Talbots than the terms and conditions set forth in the Debt Commitment Letters.

        Although the debt financing described in this document is not subject to a due diligence or "market out," such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Conditions Precedent

        The availability of the Credit Facilities is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (including the satisfaction (or waiver with the consent of the initial lenders) of all conditions precedent to the consummation of the Merger, and without any amendment, modification or waiver of any of the provisions thereof that are materially adverse to the Lenders without the consent of the initial lenders thereunder), the absence of a "Material Adverse Effect" (consistent with the approach in the Merger Agreement), payment of required fees and expenses, the funding of the equity financing, the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation. The availability of the ABL Credit Facility is also conditioned upon the closing of the Term Loan Facility and Talbots' delivery of a borrowing base certificate which demonstrates excess Availability (as such term is defined in the ABL Credit Agreement) under the ABL Credit Facility of at least (i) $50 million, if the consummation of the Merger and the ABL Credit Facility occurs on or prior to August 15, 2012, or (ii) $60 million, if the consummation of the Merger and the ABL Credit Facility occurs after August 15, 2012. The availability of the Term Loan Facility is also conditioned upon the closing of the ABL Credit Facility and Talbots' delivery of a borrowing base certificate that demonstrates Availability (as such term is defined in the Existing Term Loan Agreement, after giving effect to the amendments thereto contemplated under the Wells Fargo Debt Commitment Letter) under the Existing Term Loan Agreement of no less than $40 million.

ABL Credit Facility and Term Credit Facility

        The ABL Credit Facility will consist of a $200 million senior secured asset based revolving credit facility with a term of five years. The Term Loan Facility will consist of an $85 million term loan with a term of five years (which will be fully drawn at closing).

        Roles.    GECC has been appointed as administrative agent for the ABL Credit Facility. GECC's affiliate, GE Capital Markets, Inc., has been appointed sole lead arranger and sole bookrunner for the ABL Credit Facility. Wells Fargo Bank, National Association has been appointed as administrative agent for the Term Loan Facility.

        Interest Rate.    Loans under the Credit Facilities are expected to bear interest, at the Surviving Corporation's option, at a rate equal to (i) (a) LIBOR plus a margin of 2.50% to 3.00% (depending upon average availability levels) or (b) Base Rate plus a margin of 1.50% to 2.00% (depending upon average availability levels), in the case of the ABL Credit Facility and (ii) (a) LIBOR plus a margin of 10.25% in the case of the existing term loans under the Term Loan Facility and (b) LIBOR plus an initial margin of 10.25% (which shall increase by 1% on the forty-fifth day after the closing date of the Term Loan Facility and each thirty days thereafter, subject to a maximum rate of 17%) on the last out term loan.

        Prepayments and Amortization.    The Surviving Corporation will be permitted to voluntarily prepay the revolving loans under the ABL Credit Facility in whole or in part without premium or penalty (other than for LIBOR breakage costs, if applicable) or any reduction in the ABL Credit Facility commitments; provided that if the commitments under the ABL Credit Facility are reduced (in whole or in part) on or prior to February 16, 2013, the Surviving Corporation shall pay a fee equal to 1% of any such reduction. The Surviving Corporation will be permitted to, and will be required to in certain instances (such as disposition of collateral securing the Term Loan Facility), make prepayments with respect to the Term Loan Facility, subject to reducing applicable prepayment premiums generally (subject to certain exceptions) ranging from 4% to 1% during the three year period following the closing of the Term Loan Facility. There is no mandatory amortization with respect to the revolving loans under the ABL Credit Facility. The existing term loans under the Term Loan Facility will amortize at $2 million per annum in equal quarterly installments until the final maturity date.

        Guarantors.    All obligations under the Credit Facilities will be guaranteed by Parent and each existing and future direct and indirect, domestic subsidiary of the Surviving Corporation, subject to certain limitations and exceptions.

        Security.    The obligations of the Surviving Corporation and the guarantors under the ABL Credit Facility and under any interest rate protection or other hedging arrangements entered into with any lender (or any affiliates of the foregoing) will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in substantially all of the assets of the Surviving Corporation and each guarantor (other than the term loan priority collateral, as described below). The obligations of the Surviving Corporation and the guarantors under the Term Loan Facility will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all real estate, equipment, fixtures and intellectual property of the Surviving Corporation and each guarantor, and on a second priority basis with respect to substantially all of their other assets. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

        Other Terms.    The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

        Other Permitted Financings.    Each of the Merger Agreement, the Debt Commitment Letters and the Equity Commitment Letter contemplate (or permit) that the debt financing described above may be modified in accordance with the express terms and conditions of the Debt Commitment Letters in connection with the following permitted financing transactions that Talbots and its subsidiaries will be permitted to enter into and consummate as of the Effective Time (however, the parties to the Merger Agreement have agreed that neither the entry into, nor the consummation of, any such permitted financing is a condition to the receipt of either the original amounts of the debt financing to be provided pursuant to the Debt Commitment Letters or the Equity Financing to be provided by Sponsor pursuant to the Equity Commitment Letter): (i) a subordinated secured term loan facility in an aggregate amount equal to $25,000,000 with the Sponsor or an affiliate of Sponsor as lender; (ii) the sale of certain of Talbots' and its subsidiaries' owned real property to a newly-formed affiliate of Sponsor; (iii) an unsecured vendor financing of Talbots and/or its subsidiaries in an amount not to exceed $50 million; and (iv) the sale of the Talbots' private label credit card portfolio.

10.   Background of the Offer; Past Contacts or Negotiations with Talbots.

        The information set forth below regarding Talbots was provided by Talbots, and none of Parent, Purchaser nor any of its affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Sponsor or its affiliates or representatives did not participate. References to the Sponsor below in certain cases may be references to actions to be taken by or on behalf of Parent or Purchaser, entities which are controlled by the Sponsor.

  Background of the Offer

        Sycamore Partners Management, L.L.C. ("Sycamore Partners") is engaged in (among other activities) managing and making equity and debt investments in business organizations. The following is a description of Sycamore Partners' participation in a process with Talbots that culminated in the execution of the Merger Agreement and the commencement of the Offer. For a review of Talbots' activities relating to that process, including its activities regarding other bidders for the Shares, you are referred to Talbots' Schedule 14D-9 to be mailed to stockholders in connection with this Offer to Purchase.

        Sycamore Partners' founders have been active investors in the specialty retail space, and Sycamore Partners currently owns a controlling interest in TSAM Global Fashions, a former division of Limited Brands, Inc. and one of the world's largest independent apparel sourcing organizations, which it purchased in November 2011. Sycamore Partners engages in discussions with regard to potential transactions of public and private retailers and apparel companies both in response to company-initiated sale processes as well as proactively independent of existing sale processes. Sycamore Partners believes it is well-known by financial advisors to retailers and apparel companies as a potential acquirer.

        On August 1, 2011, Sycamore Partners and certain of its affiliates filed a Schedule 13D with the SEC announcing that they beneficially owned an aggregate of 6,999,316 Shares, which were acquired for an aggregate purchase price of $21.6 million (exclusive of brokerage commissions). The Schedule 13D also indicated that Sycamore Partners expected to engage in discussions with Talbots' management, the Talbots Board, other Talbots stockholders and other relevant parties concerning the business, assets, capitalization, financial condition, operations, management, strategy and future plans of Talbots.

        On August 1, 2011, in response to Sycamore Partners' announcement regarding its Common Stock ownership, the Talbots Board adopted the Rights Plan and authorized and directed the issuance, and declared a dividend, of one Right for each outstanding share of Common Stock of Talbots outstanding as of the close of business on August 12, 2011.

        On August 30, 2011, Stefan Kaluzny, a Managing Director of Sycamore Partners, and certain other representatives of Sycamore Partners met with representatives of Perella Weinberg Partners LP ("Perella Weinberg"), Talbots' financial advisor, to discuss Sycamore Partners' interest in transaction opportunities in the retail sector, including a potential interest in Talbots. No specific terms regarding any potential transaction were discussed at that time.

        On September 26, 2011, Mr. Kaluzny contacted representatives of Perella Weinberg to request a meeting with representatives of Talbots' management to discuss with management Talbots' strategy and recent performance.

        On October 14, 2011, at the request of Mr. Kaluzny, Ms. Trudy Sullivan, President and Chief Executive Officer of Talbots, and Mr. Michael Scarpa, Chief Operating Officer, Chief Financial Officer and Treasurer of Talbots, and representatives of Perella Weinberg, met with Mr. Kaluzny and certain other representatives of Sycamore Partners and representatives of Sycamore Partners' financial advisor,

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), in Boston, Massachusetts, to discuss in general Talbots' strategy and recent performance.

        On October 26, 2011, representatives of BofA Merrill Lynch had a telephonic meeting with representatives of Perella Weinberg during which representatives of BofA Merrill Lynch expressed Sycamore Partners' interest in exploring a transaction involving Talbots, including a minority equity investment or an acquisition of 100% of the outstanding shares of Talbots' Common Stock. No specific terms regarding a transaction were conveyed by representatives of BofA Merrill Lynch to representatives of Perella Weinberg at this time, including the price per Share at which Sycamore Partners would be interested in engaging in any such transaction. Representatives of Perella Weinberg stated that they would discuss with the Talbots Board Sycamore Partners' interest in exploring a transaction with Talbots and respond in due course.

        On November 7, 2011, representatives of BofA Merrill Lynch and representatives of Perella Weinberg held a telephonic meeting during which representatives of Perella Weinberg conveyed to representatives of BofA Merrill Lynch the Talbots Board's determination not to explore a transaction with Sycamore Partners at that time.

        On November 9, 2011, at the request of representatives of BofA Merrill Lynch, representatives of Perella Weinberg and representatives of BofA Merrill Lynch again held a telephonic meeting during which representatives of BofA Merrill Lynch reiterated Sycamore Partners' interest in exploring a transaction involving Talbots, including a minority equity investment or an acquisition of 100% of the outstanding shares of Talbots' Common Stock, and proposed that Talbots make available to representatives of Sycamore Partners non-public due diligence materials pursuant to a non-disclosure agreement without a standstill obligation. No specific terms regarding a transaction were conveyed by representatives of BofA Merrill Lynch to representatives of Perella Weinberg at this time. However, representatives of Sycamore Partners expressed their belief that the parties would be able to reach a definitive agreement for a transaction before the end of the year and that, should Talbots refuse to enter into a non-disclosure agreement with Sycamore Partners, Sycamore Partners would likely make its interest in pursuing a transaction with Talbots known to the public. Representatives of Perella Weinberg stated that they would discuss with the Talbots Board Sycamore Partners' interest in exploring a transaction with Talbots, including the request for access to non-public due diligence materials.

        On November 14, 2011, representatives of Perella Weinberg and representatives of BofA Merrill Lynch held a telephonic meeting during which representatives of Perella Weinberg conveyed to representatives of BofA Merrill Lynch the Talbots Board's determination that it would not be in the best interests of Talbots and its stockholders to explore a transaction at this time.

        On December 5, 2011, Talbots announced that Ms. Trudy Sullivan intended to retire once a successor was found. Later that day, representatives of BofA Merrill Lynch contacted representatives of Perella Weinberg to inform Talbots that Sycamore Partners was preparing a letter to the Talbots Board to be delivered within the next 24 hours setting forth its proposal to acquire 100% of the outstanding shares of Talbots' Common Stock and to reiterate that Sycamore Partners was interested in entering into a non-disclosure agreement with Talbots without a standstill obligation.

        During the evening of December 6, 2011, Mr. Kaluzny sent a letter to Mr. Gary M. Pfeiffer, the Chairman of the Talbots Board, setting forth a proposal to acquire 100% of the outstanding shares of Talbots' Common Stock at a price of $3.00 per share in cash. The letter also indicated that, if the Talbots Board were to provide Sycamore Partners with access to non-public information, Sycamore Partners might consider increasing its offer for Talbots. Later that same day, Sycamore Partners filed with the SEC an amendment to its Schedule 13D publicly disclosing the letter and the proposed price per share of Talbots' Common Stock.

        On December 20, 2011, Mr. Pfeiffer sent a letter on behalf of the Talbots Board to Mr. Kaluzny stating that the Talbots Board has considered the terms of the proposed transaction outlined in Sycamore Partners' December 6, 2011 letter and had determined that the proposal was inadequate and substantially undervalued Talbots. The letter also announced that the Talbots Board had resolved to explore a full range of strategic alternatives to maximize value for Talbots' stockholders. That same day, Talbots issued a press release announcing the Talbots Board's rejection of Sycamore Partners' proposal. The Talbots Board also announced that it had (i) resolved to explore a full range of strategic alternatives to maximize value for Talbots stockholders, and that pending that evaluation, Talbots would continue to pursue its long-range plan and continue its previously announced search for a successor President and Chief Executive Officer and (ii) engaged Perella Weinberg as its financial advisor and Dewey & LeBoeuf LLP ("Dewey & LeBoeuf") as its legal counsel.

        On or about January 10, 2012, representatives of Perella Weinberg contacted representatives of Sycamore Partners to participate in a strategic alternatives review process to explore a potential sale of, or minority investment in, Talbots. From on or about January 10, 2012 to January 27, 2012, representatives of Dewey & LeBoeuf and representatives of Winston & Strawn LLP ("W&S") and The Law Offices of Gary M. Holihan, P.C., legal counsel to Sycamore Partners, negotiated the terms of a confidentiality agreement, including the standstill provision contained therein (the "Confidentiality Agreement").

        On January 27, 2012, Sycamore Partners entered into the Confidentiality Agreement with Talbots to permit Sycamore Partners to conduct due diligence on Talbots. The Confidentiality Agreement contains, in addition to usual and customary limitations regarding Sycamore Partners' use and disclosure of Talbots' confidential information, standstill provisions that prohibit Sycamore Partners from taking certain actions without the prior written consent of Talbots or the Talbots Board, commencing on January 27, 2012 and ending on the first to occur of: (i) January 27, 2013 (or such shorter period agreed to by Talbots with a third party who is provided access to Talbots' confidential information); (ii) the date on which Talbots enters into a definitive agreement with a third party to sell 50% or more of Talbots' consolidated assets or equity securities; (iii) the date on which Talbots publicly announces the conclusion of its previously announced strategic review process without having entered into a definitive sale agreement; and (iv) the date on which certain bankruptcy events involving Talbots occur. Actions prohibited during the standstill period include Sycamore Partners or its affiliates: (i) acquiring, agreeing to acquire or proposing to acquire any securities of Talbots, rights to acquire any securities of Talbots, or any right to vote or direct the voting of any securities or assets of Talbots; (ii) making, or participating in any solicitation of proxies or consents to vote, or seeking to advise or influence any person with respect to the voting of any securities of Talbots; provided that this restriction shall be lifted ten days prior to the expiration of the applicable time period for stockholders to nominate directors for election at Talbots' 2012 annual stockholders meeting; (iii) forming, joining or participating in a "group" with respect to any voting securities of Talbots; (iv) otherwise acting to seek to control, advise, change or influence the management, the Talbots Board, governing instruments, policies or affairs of Talbots; (v) making any public disclosure, or taking any action causing Talbots to make any public disclosure, with respect to the matters set forth in the Confidentiality Agreement; (vi) disclosing any intention, plan or arrangement inconsistent with the foregoing; or (vii) having any discussions or entering into any arrangements with or advising, assisting or encouraging any other persons in connection with any of the foregoing.

        Following the execution of the Confidentiality Agreement, Talbots granted to Sycamore Partners access to a virtual data room that contained non-public legal and financial due diligence materials. The virtual data room included preliminary information on Talbots' fourth quarter performance, which included additional information regarding Talbots' underfunded pension plan.

        On February 24, 2012, Sycamore Partners submitted a preliminary, non-binding indication of interest to Talbots that contemplated an acquisition of all of the outstanding Shares at a price per

Share of $3.00 in cash. Sycamore Partners noted that the $3.00 per Share price was based on the limited information provided in the virtual data room and that Sycamore Partners would expect to be in a position to increase the offer price if Talbots provided additional information (including access to Talbots' management) that supported the assumptions underlying Talbots' financial forecast provided in the virtual data room. In addition, Sycamore Partners expressed interest in a structured financing transaction or a minority equity investment, should Talbots decide to pursue such a transaction.

        On March 9, 2012, Talbots granted to Sycamore Partners access to the virtual data room containing additional non-public due diligence information of Talbots. Throughout the process leading to the execution of the Merger Agreement, the virtual data room was updated with new information, including information requested by Sycamore Partners and its advisors.

        On March 21, 2012, members of Talbots' management held a management presentation with representatives of Sycamore Partners in Hingham, Massachusetts.

        Between March 21, 2012 and April 20, 2012, Sycamore Partners continued to conduct its due diligence review of Talbots, including additional discussions with members of Talbots' management. In mid-April, Sycamore Partners confirmed to representatives of Perella Weinberg that it was on schedule to complete its due diligence review of Talbots by April 20, 2012, and would submit its final proposal for a transaction with Talbots on that day.

        On April 20, 2012, Sycamore Partners submitted to representatives of Perella Weinberg a non-binding proposal setting forth its proposal to acquire 100% of the outstanding Shares at a price of $2.65 per share. Sycamore Partners also expressed a willingness to explore alternative transaction structures, including structured financing transactions. Sycamore Partners included with its proposal a markup of Talbots' draft merger agreement that had been made available in the virtual data room.

        On April 27, 2012 and April 28, 2012, representatives of Perella Weinberg contacted representatives of BofA Merrill Lynch and Sycamore Partners to discuss the terms and conditions of Sycamore Partners' April 20, 2012 proposal, including the Talbots Board's request for an increase in the proposed purchase price and a revised draft of the merger agreement containing improved terms and conditions.

        On May 2, 2012, representatives of BofA Merrill Lynch contacted representatives of Perella Weinberg telephonically to convey Sycamore Partners' revised offer of $3.05 per Share, subject to Talbots negotiating mutually acceptable terms and conditions of a transaction on an exclusive basis.

        From May 2, 2012 through May 4, 2012, representatives of Perella Weinberg and Dewey & LeBoeuf negotiated with Sycamore Partners and its legal counsel the terms of an exclusivity agreement.

        On May 5, 2012, Talbots and Sycamore Partners entered into an exclusivity agreement, with the exclusivity period expiring on May 15, 2012 (the "Exclusivity Period"), and which permitted Talbots to disclose publicly Sycamore Partners' proposed per Share purchase price.

        On May 7, 2012, Talbots issued a press release announcing Sycamore Partners' non-binding proposal to acquire 100% of the outstanding shares of Talbots' Common Stock of $3.05 per share in cash and the execution of the exclusivity agreement with Sycamore Partners. On the same day, Sycamore Partners filed with the SEC an amendment to its Schedule 13D publicly disclosing the exclusivity agreement.

        On May 7, 2012, Sycamore Partners' outside legal advisors distributed a draft merger agreement to Talbots and its financial and outside legal advisors (which now included White & Case LLP as the successor to Dewey & LeBoeuf as legal counsel to Talbots), which was not based on Talbots' draft merger agreement that had been made available in the virtual data room, but which contemplated a dual-track structure, whereby the acquiror would initiate a tender offer for all of the outstanding shares of common stock of the target company while the target company would simultaneously prepare to hold a meeting of stockholders to approve the merger if the conditions to the tender offer were not satisfied. Sycamore Partners' draft merger agreement also provided for certain terms, including a financing condition to the consummation of the merger.

        On May 9, 2012, Talbots finalized its first quarter financials and provided this information to Sycamore Partners. Between May 9, 2012 and May 17, 2012, members of Talbots management and representatives of Sycamore Partners had several discussions regarding Talbots' recent financial performance.

        From May 11, 2012 through May 30, 2012, Talbots' and Sycamore Partners' outside legal advisors negotiated and exchanged drafts of the merger agreement and related transaction documents.

        On May 15, 2012, the exclusivity agreement was amended to extend the Exclusivity Period through 5:00 p.m. (New York City time) on May 22, 2012.

        On May 18, 2012, Sycamore Partners sent a letter to Perella Weinberg identifying various issues uncovered during due diligence that Sycamore Partners stated would have an adverse effect on valuation.

        On May 21, 2012, representatives of Perella Weinberg held a telephonic meeting with representatives of BofA Merrill Lynch to discuss certain concessions that the Talbots Board would be willing to make in exchange for Sycamore Partners agreeing not to reduce its proposed purchase price of $3.05 per share.

        On May 22, 2012, the exclusivity agreement was amended to extend the Exclusivity Period through 5:00 p.m. (New York City time) on May 24, 2012. On May 24, 2012, representatives of BofA Merrill Lynch informed representatives of Perella Weinberg that Sycamore Partners was no longer willing to proceed with the transaction at the purchase price of $3.05 per Share.

        On May 25, 2012, Talbots issued a press release announcing that the Exclusivity Period with Sycamore Partners had expired without an agreement having been reached and that Talbots would actively explore other strategic alternatives. The press release stated that Talbots remained open to pursuing a transaction with Sycamore Partners at $3.05 per Share.

        On May 29, 2012, Sycamore Partners sent to Talbots a letter with a proposal to purchase 100% of the outstanding shares of Talbots' Common Stock for $2.75 per Share in cash, along with executed transaction documents, including a merger agreement, Talbots disclosure letter, an equity commitment letter (the "Equity Commitment Letter") and a limited guarantee (the "Limited Guarantee"). The letter stated that Sycamore Partners' proposal would remain open until May 31, 2012.

        On May 30, 2012, representatives of Sycamore Partners and Talbots finalized the terms of the Merger Agreement, the Limited Guarantee and the Equity Commitment Letter.

        On May 30, 2012, the parties executed the Merger Agreement and the appropriate parties executed and delivered the Equity Commitment Letter, debt commitment letters and the Limited Guarantee. On May 31, 2012, before the opening of trading on the NYSE, Talbots issued a press release announcing the execution of the Merger Agreement.

        On June 15, 2012, Purchaser commenced the Offer.

11.   The Merger Agreement; Other Agreements.

  The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Talbots. Talbots' stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Talbots, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        The Merger Agreement contains representations and warranties that Talbots, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Talbots, Parent and Purchaser in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Talbots, Parent and Purchaser rather than establishing matters as facts.

  The Offer

        The Merger Agreement provides that Purchaser will commence the Offer on or before June 13, 2012 (which date was subsequently extended to June 15, 2012), and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Conditions of the Offer," Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not withdrawn promptly following the applicable Expiration Time of the Offer. The initial Expiration Time of the Offer will be midnight, New York City time, on July 13, 2012.

        Terms and Conditions of the Offer.    The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions of the Offer." The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of Talbots. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer. However, unless otherwise expressly provided in the Merger Agreement or previously approved by Talbots in writing, Purchaser shall not (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer conditions or amend, modify or supplement any Offer condition in a manner adverse to the holders of Shares, (vi) terminate, extend or otherwise amend or modify the Expiration Time of the Offer in any manner other than in compliance with the terms of the Merger Agreement, (vii) provide any subsequent offering period after the consummation of the Offer or (viii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares.

        Extensions of the Offer.    Parent and Purchaser have agreed to extend the Offer beyond the initial Expiration Time: (i) if the Offer conditions have not been satisfied or waived, for a period of ten business days and thereafter on any then-scheduled expiration of the Offer, subject to Parent's right to terminate the Merger Agreement, in consecutive increments of up to five business days (or such longer period as the parties may agree); and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In any case, Parent and Purchaser shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the Proxy Statement Clearance Date and (iii) October 24, 2012.

        If at any then-scheduled Expiration Time (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or Talbots may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled Expiration Time (the "Offer Termination"). If the Offer is terminated as described in the foregoing sentence, subject to the terms and conditions of the Merger Agreement, Talbots will proceed with and take all actions necessary to hold the stockholders' meeting to adopt the Merger Agreement in accordance with the terms of the Merger Agreement.

  Recommendation

        Talbots has represented in the Merger Agreement that the Talbots Board has, at a meeting duly called and held, (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of Talbots unless the adoption of the Merger Agreement by Talbots' stockholders is not required by applicable law, (v) recommended that the stockholders of Talbots accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) irrevocably, prior to any termination of the Merger Agreement in accordance with its terms, approved for all purposes each of Parent, Purchaser and their respective affiliates with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for Talbots, Parent, Purchaser and their respective affiliates not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to Talbots, Parent, Purchaser, or any their respective affiliates or the Merger Agreement or the transactions contemplated thereby and (vii) authorized and approved the Top-Up and the issuance of Shares under the Top-Up. We refer to the recommendation in clause (v) above as the "Recommendation."

  Talbots' Board of Directors

        Pursuant to the Merger Agreement, effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer (the "Acceptance Time"), Parent is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Talbots Board that is equal to the total number of directors on the Talbots Board (giving effect to the directors elected or appointed as described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding, and Talbots will cause Parent's designees to be elected or appointed to the Talbots Board in compliance with applicable laws, including by increasing the number of directors, subject to Talbots' certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. At such time, Talbots will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Talbots Board, to the fullest extent permitted by applicable law and the rules of the NYSE.

  Top-Up

        Pursuant to the Merger Agreement, Talbots granted to Purchaser an irrevocable right to purchase up to a number of newly issued, fully paid and nonassessable Shares at a price per share equal to the Offer Price that, when added to the number of Shares owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Fully Diluted Share Number (after giving effect to the Top-Up). However, the Top-Up may not be exercised to purchase an amount of Shares in excess of the number of Shares authorized and unissued (treating Shares owned by Talbots as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware's short-form merger statute. The Purchaser will be deemed to have exercised the Top-Up if the number of Shares tendered and not validly withdrawn in the Offer and accepted for purchase by Purchaser, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more Share than 90% of the Fully Diluted Share Number. At the closing of the purchase of the Top-Up (which shall take place simultaneously with, or as soon as reasonably practicable after, the consummation of the Offer), Purchaser shall pay to Talbots the purchase price owed by Purchaser to Talbots to purchase that number of newly issued, fully paid and nonassessable Shares required to effect the Top-Up, at Purchaser's option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued Shares and (y) executing and delivering to Talbots a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash.

        If, following the closing of the Offer, Parent and Purchaser own at least one Share more than 90% of the Fully Diluted Share Number, Parent, Purchaser and Talbots shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of Talbots in accordance with the DGCL.

  The Merger

        The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

  •
  Purchaser will be merged with and into Talbots and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

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  Talbots will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

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  All of the properties, rights, privileges, powers and franchises of Talbots and Purchaser will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of Talbots and Purchaser shall become the claims, obligations, liabilities, debts and duties of the surviving corporation.

        In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, the parties have agreed to complete the Merger without the prior completion of the Offer, after the receipt of the Stockholder Approval (as defined below).

        Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.    At the Effective Time, Talbots' certificate of incorporation as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time, Talbots shall take such actions as are necessary so that the bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Talbots shall take such actions as are necessary to cause the directors of Purchaser immediately prior to the Effective Time to be the sole directors of the Surviving Corporation. The officers of Talbots immediately prior to the Effective Time will become the officers of the Surviving Corporation.

        Merger Closing Conditions.    The obligations of Parent and Purchaser, on the one hand, and Talbots, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

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  the affirmative vote of holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement (the "Stockholder Approval") shall have been obtained, if required by applicable law;

  •
  the waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and the parties shall have obtained any approval required under any applicable foreign competition, merger control, antitrust or similar law;

  •
  the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable;

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  no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction shall remain in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger;

  •
  unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

  •
  Availability (as such term is defined in the ABL Credit Agreement, subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under the Trade Payable Agreement (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales).

        Solely if the Offer Termination shall have occurred or the Offer closing shall not have occurred, the obligations of Parent and Purchaser, on the one hand, and Talbots, on the other hand, to complete the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of certain additional conditions, as described in the Merger Agreement, such as the conditions relating to the representations, warranties and covenants, and relating to a Material Adverse Effect as described in Section 15—"Conditions to the Offer."

        Merger Consideration.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Company as treasury stock, or by Parent or Purchaser immediately prior to the Effective Time, or Shares owned by any stockholder of Talbots who is entitled to and properly exercises appraisal rights under the DGCL, will automatically be converted into the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration shall automatically be canceled and cease to exist.

        Payment for Talbots Shares.    Before the Merger closing, Parent will designate a bank or trust company reasonably acceptable to Talbots to make payment of the Merger Consideration (which we refer to as the "Paying Agent"). At or prior to the Effective Time, Parent shall deposit, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the stockholders.

        As promptly as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Share Certificates a letter of transmittal and instructions for use in effecting the surrender of Share Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and such other documents as may be reasonably required by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Paying Agent is entitled to reduce the amount of any Merger Consideration payable to the stockholders by any applicable withholding taxes.

        If any cash deposited with the Paying Agent is not claimed within 12 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Share Certificates who have not theretofore complied with Share Certificate exchange procedures in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration.

        The transmittal instructions will include instructions for the stockholders whose Share Certificates have been lost, stolen or destroyed. Such stockholders will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the Share Certificate.

  Treatment of Options.

        The Offer is made only for Shares and is not made for any Options, including options that were granted under any Talbots equity compensation plan. At the earlier of the acceptance time for the purchase of Shares tendered pursuant to the Offer or the effective time of the Merger (the "Acceleration Time"), each outstanding, unexpired and unexercised Option (whether vested or unvested) will vest and (to the extent not exercised prior to the Acceleration Time) each Option will be deemed to be canceled upon the consummation of the Merger and the holder of any such cancelled Option will be entitled to receive, at the time of the consummation of the Merger or as soon as practicable thereafter (and in any event, not later than the fifth business day thereafter), an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the Offer Price over (B) the applicable exercise price per Share subject to such Option multiplied by (ii) the total number of Shares subject to such Option.

  Treatment of Restricted Stock.

        Each holder of an unvested award of Restricted Stock will have the right to tender such Restricted Stock into the Offer, subject to and contingent upon the occurrence of the Acceleration Time. At the Acceleration Time, each share of Restricted Stock will become immediately vested, and all vesting restrictions thereon will lapse and, to the extent not withheld by Talbots to satisfy tax withholding obligations, Talbots will deliver Shares in settlement thereof or, if such Restricted Stock is tendered into the Offer, will be treated as a Share properly tendered into the Offer.

  Treatment of RSUs.

        The Offer is made only for Shares and is not made for any RSUs, including RSUs that were granted under any Talbots equity compensation plan. Each RSU that is issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) will become fully vested and, at the Acceleration Time, canceled with the holder of any such cancelled RSU becoming entitled to receive from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of Shares subject to such RSUs held by such holder at the Acceleration Time.

  Treatment of PSUs.

        The Offer is made only for Shares and is not made for any PSUs, including PSUs that were granted under any Talbots equity compensation plan. For continuing employees, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time (whether vested or unvested) and held by a holder who is employed by Talbots or one of its subsidiaries at the Acceleration Time shall be canceled, retired and shall cease to exist and be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the sum of (A) the product of (1) the Offer Price multiplied by (2) the target award level number of Shares subject to such PSU held by such holder immediately prior to the Acceleration Time and (B) interest on the amount set forth in (A) at the rate of LIBOR plus 1% per annum calculated from that date on which the Acceleration Time occurs through the date on which such cash payment becomes vested (in accordance with the following sentence) and paid. However, with respect to any cash amount payable to any such holder of a PSU, such cash amount payable shall vest and be payable as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Acceleration Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Acceleration Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Acceleration Time occurs, except that if such holder's Change in Control Termination (as defined in the award agreement pursuant to which such holder was granted such PSU), if applicable, occurs after the Acceleration Time but prior to the second anniversary of the date on which the Acceleration Time occurs, then upon the occurrence of such holder's Change in Control Termination, any remaining unpaid portion of such cash amount payable to such holder of such a PSU shall be paid (in full and complete satisfaction of the Surviving Corporation's payment obligations in respect of such PSU) upon or promptly following such holder's Change in Control Termination.

        For employees whose employment terminated prior to the Acceleration Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the underlying award agreement pursuant to which such PSU was issued, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time will be canceled and converted into the right to receive from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to the product of (A) the Offer Price, multiplied by (B) a pro rata portion of the target number of Shares subject to such PSU held by such holder immediately prior to the Acceleration Time, based on the number of days in the applicable performance period prior to such holder's termination of employment.

  Treatment of Warrants.

        The Offer is made only for Shares and is not made for any Warrants. At the Acceleration Time, each BPW Warrant outstanding immediately prior to the Acceleration Time will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the Surviving Corporation, Purchaser, Parent and/or any of their respective affiliates. As of the Acceleration Time, all BPW Warrants will no longer be outstanding and will automatically cease to exist.

        At the Acceleration Time, each Aeon Warrant and each Talbots Warrant outstanding immediately prior to the Acceleration Time will be converted solely into the right to receive from the Surviving Corporation, subject to the holder of such Warrant paying in full to Talbots or the Surviving Corporation, as applicable, the aggregate exercise price for the Shares subject to such Warrant on or prior to the Acceleration Time, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the total number of Shares subject to such Warrant that is outstanding and unexercised as of immediately prior to the Acceleration Time. As of the Acceleration Time, each holder of an Aeon Warrant or a Talbots Warrant outstanding immediately prior to the Acceleration Time shall cease to have any rights with respect thereto, except, the right, upon payment in full in cash by such holder to the Surviving Corporation of the aggregate exercise price of such Warrant on or prior to the Acceleration Time, of such holder to receive the amount in cash described in the immediately preceding sentence.

  Representations and Warranties

        The Merger Agreement contains representations and warranties of Talbots, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by Talbots are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means (1) any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Talbots and its subsidiaries, taken as a whole or (b) prevents or materially impedes, hinders or delays the consummation by Talbots of the Offer, Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis or (2) (a) the occurrence or existence of any insolvency event or proceeding, as specified in the Merger Agreement, with respect Talbots or its significant subsidiaries or (b) the failure of Talbots to have received and delivered the PBGC Closing Letter to Parent prior to the earlier of the Offer closing and the Effective Time, the institution of any formal proceeding by the PBGC to terminate the Pension Plan or the existence of any condition that would reasonably be expected to result in the institution of any such proceeding or constitute a reasonable basis, under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, the Pension Plan. However, in no event shall the failure of Talbots to maintain any particular amount of Availability (as such term is defined in the ABL Credit Agreement) be taken into account, in and of itself, in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect (it being understood that the underlying facts giving rise or contributing to such failure may, unless otherwise excepted by this definition, be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect). For the purposes of clause (1)(a) above, no change, circumstance, effect, event or occurrence directly arising out of or directly resulting from any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a "Material Adverse Effect":

  •
  general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates;

  •
  any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism;

  •
  any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of the Merger Agreement;

  •
  any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of the Merger Agreement;

  •
  general changes in or general conditions affecting the industries in which Talbots and its subsidiaries primarily operate;

  •
  the failure, in and of itself, of Talbots to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the Shares or the credit rating of Talbots (it being understood that the underlying facts giving rise or contributing to such failure or change may, unless otherwise excepted, be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect);

  •
  the announcement and pendency of the Merger Agreement and the transactions contemplated thereby;

  •
  any action taken by Talbots or its subsidiaries at Parent's written request or otherwise required by the Merger Agreement;

  •
  non-cash compensation expense to the extent resulting from modifications to the terms of outstanding Options to permit net share (i.e., "cashless") settlement thereof;

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  the identity of, or any facts or circumstances relating to Parent, Purchaser or their respective affiliates; or

  •
  the failure of Talbots to maintain any particular amount or amounts of Availability (as such term is defined in the ABL Credit Agreement) under the ABL Agreement (it being understood that the underlying facts giving rise or contributing to such failure may, unless otherwise excepted, be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect);

except in the cases of the first five bullets above, to the extent that Talbots and its subsidiaries, taken as a whole, are disproportionately affected by such item as compared with other participants in the industries in which Talbots and its subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

        In the Merger Agreement, Talbots has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to Talbots and its subsidiaries, such as organization, standing and corporate power;

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  its capitalization;

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  authority and the Recommendation;

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  non-contravention;

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  permits and compliance with laws;

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  public SEC filings and financial statements;

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  the absence of undisclosed liabilities;

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  disclosure documents;

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  the absence of certain changes or events;

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  employee benefit matters;

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  labor and employment matters;

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  material contracts;

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  litigation matters;

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  environmental matters;

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  intellectual property;

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  real property and personal property;

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  tax matters;

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  insurance;

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  affiliate transactions;

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  the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

  •
  the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

  •
  opinions of financial advisors with respect to the fairness of the Offer Price and the Merger Consideration; and

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  finders' and brokers' fees and expenses.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Talbots with respect to, among other things:

  •
  corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

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  authority;

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  non-contravention;

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  financing;

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  the Limited Guarantee;

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  absence of litigation;

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  information supplied;

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  operation and ownership of Purchaser;

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  finders' and brokers' fees and expenses; and

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  ownership of Shares.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

  Conduct of Business of Talbots

        The Merger Agreement provides that, except as (i) previously disclosed by Talbots to Parent in connection with the Merger Agreement, (ii) expressly contemplated, required or permitted by the Merger Agreement, (iii) required by law or (iv) consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from and after the date of the Merger Agreement to earlier of the Effective Time and the valid termination of the Merger Agreement, Talbots shall, and shall cause each of its subsidiaries to:

  •
  conduct its business in the ordinary course, consistent with past practice;

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  use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the customers, key employees, suppliers, licensors, licensees, lessors and others with whom Talbots and its subsidiaries has material business dealings, consistent with past practice; and

  •
  comply with applicable law, consistent with past practice.

        In addition, during the same period except as (i) previously disclosed by Talbots to Parent in connection with the Merger Agreement, (ii) expressly contemplated, permitted or required by the Merger Agreement, (iii) required by law or (iv) consented to in writing by Parent (such consent not to be unreasonably conditioned, withheld or delayed, except for certain matters for which consent shall be in Parent's sole discretion), Talbots shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

  •
  amending the organizational documents of Talbots or of a subsidiary of Talbots;

  •
  issuing Shares or other equity interests or any rights, warrants or options to acquire, any Shares or equity interests;

  •
  selling, pledging, disposing of, abandoning or transferring property, rights or assets;

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  making dividends or distributions;

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  effecting reclassifications, combinations or splits of capital stock and other equity interests;

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  repurchasing or redeeming shares of capital stock or other equity interests;

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  acquiring (including by merger or consolidation) equity interests in or material assets of any business, or making loans or investments in any business;

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  redeeming, repurchasing, prepaying or incurring indebtedness for borrowed money or amending, modifying or terminating the ABL Credit Agreement or the Existing Term Loan Agreement;

  •
  granting any liens;

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  entering into, terminating or materially amending or modifying certain material contracts; waiving any term of or any material default under, or compromising any material claim under certain material contracts; or entering into any contract that contains a change of control or similar provision that would require a payment to the other party or parties in connection with the Offer, the Merger or the other transactions contemplated in the Merger Agreement;

  •
  changing financial accounting principles;

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  adopting, entering into, amending or terminating any benefit plan; increasing compensation or employee benefits; paying or granting any benefit, bonus or other compensation not expressly provided for by existing Talbots' benefit plans or employment agreements; or hiring or terminating the employment of specified officers or employees;

  •
  amending, modifying or terminating any contract with certain affiliated parties or the Rights Plan;

  •
  exercising any discretion to accelerate the vesting or payment of any compensation or employee benefit under any employee benefit plan or contract providing for the payment of any compensation or employee benefits; entering into or making any agreement that provides for any mandatory increase in, or acceleration of, contributions to the Pension Plan; or failing to cause the Compensation Committee of the Talbots Board to exercise its discretionary authority set forth in Talbots' 2012 MIP Cash Incentive Plan to eliminate the participants' rights to receive a pro rata portion of their target MIP awards upon the consummation of the transactions contemplated by the Merger Agreement;

  •
  adoption or entry into a liquidation or restructuring plan;

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  making capital expenditures;

  •
  entering into any new line of business;

  •
  effecting compromises, settlements or agreements to settle any pending or threatened suit or claim;

  •
  making material tax elections, settling or compromising material tax liabilities, changing accounting periods for tax purposes or changing or adopting or changing any accounting method for tax purposes;

  •
  failing to maintain in full force and effect material insurance policies;

  •
  implementing or announcing any material reductions in labor force or mass lay-offs concerning employees of Talbots or any of its subsidiaries;

  •
  amending or modifying the terms of the letter of engagement of Talbots' financial advisor or engaging any other financial advisor;

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  amending or modifying or terminating any lease or entering into any new lease or entering into any contract for the purchase or sale of real property;

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  amending, modifying or terminating any Option, Restricted Stock award, RSU, PSU or Warrant or any contract entered into pursuant thereto;

  •
  closing or announcing any intention to close any stores; or

  •
  authorizing any of, or committing or agreeing to take any of, the foregoing actions.

  No Solicitation

        From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Talbots agreed that it will not and will cause its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, whom we refer to collectively as "representatives," not to:

  •
  initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

  •
  engage in, continue or participate in any discussions or negotiations regarding any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or provide information or data concerning Talbots or any of its subsidiaries to any person in connection with or for the purpose of facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

  •
  provide or waive restrictions on the use of any information or data concerning Talbots or any of its subsidiaries to any person pursuant to any commercial arrangement, joint venture or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

  •
  grant any waiver, amendment or release under any standstill agreement or any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws for the purpose of allowing any third party to make an Acquisition Proposal (including providing consent or authorization to any person to make an Acquisition Proposal to any officer or employee of Talbots or to the Talbots Board or any member thereof) (other than with respect to third and fourth bullets hereof to the extent the Talbots Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors' fiduciary duties under applicable laws; provided that, with respect to the fourth bullet, such waiver, amendment or release shall be limited to allowing a third party to make a private and confidential unsolicited written Acquisition Proposal to the Talbots Board, except that Talbots may publicly disclose the identity of such third party and the terms and conditions of such Acquisition Proposal to the extent required by applicable law);

  •
  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than certain acceptable confidentiality agreements) relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

  •
  resolve or agree to do any of the foregoing.

        Talbots also agreed to (and agreed to cause its subsidiaries and representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal.

        Notwithstanding the restrictions described above, at any time before the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), Talbots (and its subsidiaries and representatives) may (i) provide information in response to a request therefor to a person (and its representatives) that has made an unsolicited bona fide written Acquisition Proposal, pursuant to a customary confidentiality and standstill agreement on terms no less favorable to Talbots in any substantive respect than those in the Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with any person and its representatives regarding such Acquisition Proposal, or (iii) resolve to do any of the foregoing, if, prior to taking any of the foregoing actions:

  •
  the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with the directors' fiduciary duties under applicable laws; and

  •
  the Talbots Board (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes, or could reasonably likely to lead to, a Superior Proposal (as defined below).

        Talbots is also required to promptly make available to Parent any information concerning Talbots that is provided to any third party making an Acquisition Proposal if the information has not previously been made available to Parent.

        In addition, Talbots has agreed that, promptly, and in any event within one business day of Talbots' knowledge of any such event, Talbots will notify Parent of (i) any proposals or offers with respect to an Acquisition Proposal that are received, (ii) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Talbots or its subsidiaries, or (iii) any request for discussion or negotiation regarding the submission of an Acquisition Proposal. Such notification will include the identity of the third party making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. Talbots has agreed to provide Parent with copies of all draft material transaction agreements and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal. Talbots is required to keep Parent reasonably informed on a prompt basis of any material developments or modifications to the terms of the Acquisition Proposal and status of such material discussions and negotiations.

        The Talbots Board's Recommendation.    Subject to the provisions described below, the Talbots Board agreed to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required, adopt the Merger Agreement. The Talbots Board also agreed to include the Recommendation in the Schedule 14D-9 and to permit Parent to include the Recommendation in this Offer to Purchase and the other documents related to the Offer. The Merger Agreement provides that the Talbots Board will not effect an "Adverse Recommendation Change" (as defined below) except as described below.

        Neither the Talbots Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) adopt, approve or recommend any Acquisition Proposal or publicly propose to do so, (iii) (1) fail to publicly recommend against any Acquisition Proposal within ten business days after Parent's request or (2) fail to publicly reaffirm the Recommendation within ten business days after Parent's request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests), (iv) fail to recommend, in the Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (v) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (any action described in clauses (i) through (vi), an "Adverse Recommendation Change"). In addition, neither the Talbots Board nor any committee thereof shall cause or permit Talbots or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive contract relating to any Acquisition Proposal.

        Notwithstanding the foregoing, at any time before the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), the Talbots Board may effect an Adverse Recommendation Change or Talbots may terminate the Merger Agreement to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal (as described below) if and only if:

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  Talbots has received a bona fide written Acquisition Proposal that has not been withdrawn that the Talbots Board (or any authorized committee thereof) concludes in good faith constitutes a Superior Proposal;

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  Talbots shall have complied in all material respects with all of its obligations under the no solicitation covenant in the Merger Agreement with respect to such Superior Proposal;

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  the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with Talbots' financial advisor and outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary obligations under applicable laws;

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  Talbots shall have provided prior written notice to Parent at least five business days in advance that the Talbots Board has determined to effect an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive contract relating to a Superior Proposal (a "Notice of Adverse Recommendation"), including the material terms of any Superior Proposal that is the basis of the proposed action by the Talbots Board;

  •
  during the five business day period following delivery of the Notice of Adverse Recommendation to Parent (the "Notice Period"), Talbots shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

  •
  In the case that Talbots has determined to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal, Talbots shall concurrently terminate the Merger Agreement in accordance with its terms, including the payment of a termination fee as described below.

        If during the Notice Period any material revisions are made to the Acquisition Proposal that the Talbots Board determines to be a Superior Proposal, Talbots will deliver a new Notice of Adverse Recommendation to Parent and will comply with the foregoing requirements with respect to such new Notice of Adverse Recommendation (provided that the Notice Period with respect to any new Notice of Adverse Recommendation will be reduced from five business days to three business days).

        The Talbots Board may also (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) fail to publicly reaffirm the Recommendation within ten business days after Parent's request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests) or (iii) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement (any action described in clauses (i) through (iii), a "Change of Recommendation") if the Talbots Board (or any authorized committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the Talbots Board's fiduciary duties under applicable laws. The Talbots Board may only effect a Change of Recommendation if, prior to taking any such action, Talbots (x) delivers written notice to Parent for at least the Notice Period advising Parent that the Talbots Board has determined to effect a Change of Recommendation (which notice shall specify in reasonable detail the reasons for doing so), (y) negotiates during the Notice Period with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms of the Merger Agreement in such a manner that no longer necessitates such Change of Recommendation, and (z) at or following the

Notice Period, the Talbots Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such Change of Recommendation would reasonably be likely to be inconsistent with the Talbots Board's fiduciary duties under applicable laws.

        The Merger Agreement does not prohibit Talbots or the Talbots Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; provided that any such disclosure (other than a "stop-look-and-listen communication" or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed an Adverse Recommendation Change unless the Talbots Board expressly publicly reaffirms the Recommendation within ten business days following any request by Parent, or (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acquisition Proposal" means any proposal or offer from any third party relating to (i) the acquisition of 15% or more of the equity interests in Talbots or any of its subsidiaries (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Talbots or any of its subsidiaries in which any third party or its stockholders will own, directly or indirectly, 15% or more of the combined voting power of Talbots or the surviving entity or the resulting direct or indirect parent of Talbots or such surviving entity, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any third party acquiring, licensing or otherwise obtaining beneficial ownership of assets (including equity interests of any subsidiary or affiliate of Talbots) representing, directly or indirectly, 15% or more of the net revenues, net income or assets (in the case of assets, determined by reference to fair market value) of Talbots and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any third party beneficially owning 15% or more of any class of outstanding equity interests in Talbots or any of its subsidiaries (by vote or by value) or (v) any combination of the foregoing.

  •
  "Superior Proposal" means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of the no solicitation covenant, which the Talbots Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent), including financing, regulatory approvals, equityholder litigation, identity of the person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Offer or the Merger and the other transactions contemplated the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

  Financing Efforts

        Each of Parent and Purchaser shall use, and cause its affiliates to use, its reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letters and the Equity Commitment Letter (the "Financing") on the terms and conditions set forth in the Debt Commitment Letters and the Equity Commitment Letter (or on terms no less favorable to Parent, Purchaser and Talbots (or the Surviving Corporation) with respect to the conditionality, timing, availability and aggregate amount thereof), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letters in the event of a material breach thereof by the Financing sources thereunder. Neither Parent nor Purchaser shall not permit any amendment or modification (or any change to any definitive credit documentation as may be mutually agreed to by Purchaser and the debt Financing sources) to be made to, or any waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of the equity financing) or (ii) the Debt Commitment Letters, if such amendment, modification or waiver (or change) (A) reduces the aggregate amount of the debt financing or reduces the aggregate amount of debt financing to be funded thereunder at the earlier of the Acceptance Time or the Effective Time (in either case, including by changing the amount of fees to be paid or original issue discount), (B) reduces or delays the availability of the debt financing (in each case, including by way of altering any borrowing base or reserve or otherwise), (C) amends the conditions precedent to the debt financing in a manner that would reasonably be expected to delay or prevent the date of the closing of the Offer or the Merger or make the effectiveness or funding of the debt financing less likely to occur, (D) adversely impacts the ability of any party to the Merger Agreement to enforce or cause the enforcement of the rights of Parent or Purchaser under any of the Debt Commitment Letters or the definitive agreements relating thereto or (E) imposes additional material obligations on Talbots, its subsidiaries or affiliates of Talbots prior to the earlier of the closing date of the Offer and the Merger; provided that neither Parent nor Purchaser is required to consent to the waiver of any condition precedent that has not been satisfied under the Debt Commitment Letters.

        Talbots has agreed to, and to use its reasonable best efforts to cause its representatives to, provide such cooperation as Parent may reasonably request and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions.

  Obligations with Respect to the Proxy Statement

        The Merger Agreement provides that, on or before June 27, 2012, Talbots will prepare and file with the SEC in preliminary form a Proxy Statement relating to the Stockholders' Meeting, which shall include the Recommendation (except in the event of an Adverse Recommendation Change or Change of Recommendation) with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. If the adoption of the Merger Agreement by Talbots' stockholders is required by applicable law, then Talbots shall have the right at any time after three business days after the Proxy Statement Clearance Date to (and Parent and Purchaser shall have the right, at any time beginning three business days after the Proxy Statement Clearance Date, to request in writing that Talbots, and upon receipt of such written request, Talbots shall, as promptly as practicable and in any event within ten business days), (x) establish a record date for and give notice of the Stockholders' Meeting, and (y) mail a Proxy Statement to the holders of Shares as of the record date established for the Stockholders' Meeting.

  Efforts to Close the Transaction

        In the Merger Agreement, each of Talbots, Parent and Purchaser agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including making all necessary filings, notices, and other documents necessary to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Parent and Talbots have agreed that none of Parent, Purchaser or any of their affiliates are required to (and neither Talbots nor any of its subsidiaries are permitted to) take actions requested, demanded or otherwise required by any governmental authority as a condition to obtain the PBGC Closing Letter and the non-disapproval of the Office of the Comptroller of the Currency under the Change in Bank Control Act, for the acquisition of Talbots Classic National Bank by Parent and its affiliates, except for (i) actions or omissions to take action expressly set forth in the Merger Agreement and the transactions contemplated thereby and (ii) such other actions or omissions to which take action that, in the aggregate, would not reasonably be expected to result in the incurrence of, or acceleration of, any cost, expense or other obligation or the maintenance of any additional capital, security or other assurance against loss in excess of $4 million or any material limitation on the ability of Parent, Purchaser, Talbots, Talbots' subsidiaries or any of their respective affiliates to conduct their business in the ordinary course.

  Takeover Statute

        If any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws becomes applicable to Talbots, Parent or Purchaser, the Merger Agreement, the Offer, the Merger or the Top-Up, including the acquisition of Shares pursuant thereto, or the other transactions contemplated by the Merger Agreement, Talbots and the Talbots Board shall take such actions as are necessary to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Merger Agreement, the Offer, the Merger, the Top-Up and the other transactions contemplated thereby.

  Indemnification, Exculpation and Insurance

        Parent and Purchaser agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including any such person serving as a fiduciary of an employee benefit plan) of Talbots, any of its subsidiaries or any of their respective predecessors (each, an "Indemnified Party") as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement or other contract rights will be assumed by the Surviving Corporation in the Merger and will survive the Merger and continue in full force and effect and will not be modified in any manner that would adversely affect the rights thereunder of any such individuals.

        In addition, the Surviving Corporation will indemnify and hold harmless each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, suit, action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee is or was a director, officer or employee of Talbots or any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement and the transactions contemplated thereby.

        Talbots may obtain, at or prior to the Effective Time, "tail" directors' and officers' liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time providing coverage for the six year period from and after the Effective Time, covering each person who is covered by such policies on the date of the Merger Agreement on terms and in amounts no more favorable than those of such policies in effect on the date of the Merger Agreement; provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of 300% of the annual premium paid by Talbots for coverage for its last full fiscal year for such insurance. Any such tail policy may not be amended, modified or cancelled or revoked by Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries. In the event Talbots does not obtain such "tail" insurance policies, for six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect Talbots' current directors' or officers' liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified party (as defined in the Merger Agreement) on terms and coverage amounts no less favorable in the aggregate than the terms of such policies in effect on the date of the Merger

Agreement; provided that neither Parent nor the Surviving Corporation shall be required to expend annually in excess of 300% of the annual premium paid by Talbots in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Parent may substitute for such policies, policies of a reputable and financially sound insurance company with the same or better credit rating as Talbots' current insurance carrier, on terms (including with respect to coverage and amounts) no less favorable in the aggregate to any indemnified party.

  Stockholder Litigation

        Each of Talbots, Parent and Purchaser shall keep the other parties reasonably informed regarding litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby. Talbots agreed to promptly advise Parent orally and in writing and cooperate fully with Parent in connection with, and to consult with and permit Parent to participate in, the defense, negotiations or settlement of litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby and Talbots will give consideration to Parent's advice with respect to such litigation. Subject to certain restrictions contained in the Merger Agreement with respect to the compromise or settlement of litigation (including litigation related to the Merger Agreement and the transactions contemplated thereby), Talbots will not compromise, settle, or come to a settlement arrangement regarding any such litigation.

  Other Covenants

        The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality. In connection with the Merger Agreement, Talbots and Parent have agreed that Talbots shall retain Alvarez & Marsal, as a special consultant.

  Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

  •
  by mutual written consent of Parent and Talbots;

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  by either Parent or Talbots:

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  if the Merger shall not have been consummated on or before October 24, 2012; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots if (x) the Offer closing shall have occurred or (y) the failure of Parent or Talbots, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

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  if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots unless Parent or Talbots, as applicable, shall have complied with its obligations under the Merger Agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

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  the Stockholder Approval, if required by applicable law, shall not have been obtained at a meeting of Talbots' stockholders duly convened for such approval or at any adjournment or postponement thereof, or if there are holders of an insufficient number of Shares present or represented by proxy at such meeting to constitute a quorum necessary to conduct business at such meeting and at such meeting there is no approval of the adjournment thereof to a later date.

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  by Parent, if there is any breach of or inaccuracy in any of Talbots' representations or warranties set forth in the Merger Agreement or Talbots has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition to Parent's and Purchaser's obligations to effect the Merger relating to the accuracy of Talbots' representations and warranties or Talbots' compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of any condition to the Offer relating to the accuracy of Talbots' representations and warranties or Talbots' compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Parent's delivery of written notice to Talbots of such breach and October 24, 2012; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Talbots has the right to terminate the Merger Agreement as described in the immediately following bullet or (y) the Offer closing shall have occurred;

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  by Talbots, if there is any breach of or inaccuracy in any of Parent's or Purchaser's representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition to Talbots' obligation to effect the Merger relating to the accuracy of Parent's or Purchaser's representations and warranties or Parent's or Purchaser's compliance with its covenants or agreements or (y) reasonably be expected to, individually or in the aggregate, result in any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Purchaser of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Talbots' delivery of written notice to Parent of such breach and October 24, 2012; provided that Talbots shall not have the right to terminate the Merger Agreement in this circumstance if (x) Talbots is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described in the immediately preceding bullet or (y) the Offer closing shall have occurred;

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  by Parent, at any time prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in the event that any of the following shall have occurred: (i) the Talbots Board (or any authorized committee thereof) has effected an Adverse Recommendation Change or a Change in Recommendation, (ii) Talbots failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Talbots Board shall have failed to reaffirm publicly the Recommendation within ten business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly or (iv) a tender or exchange offer relating to securities of Talbots shall have been commenced and Talbots shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Talbots recommends rejection of such tender or exchange offer (we refer to any of the foregoing actions as a "Triggering Event"); provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) the Offer closing shall have occurred or (y) if required by applicable law, the Stockholder Approval shall have been obtained;

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  by Talbots, prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in accordance with the no solicitation provisions of the Merger Agreement described above, in order to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment by Talbots of the termination fee described below shall be a condition to the termination of the Merger Agreement by Talbots in this circumstance;

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  by Talbots, if (i) (A) all of the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement, or (ii) (A) all of the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter, and, in the case of either clause (i) or (ii), Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots' intention to terminate the Merger Agreement in this circumstance and the basis for such termination; or

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  by Talbots, if (i) all of the conditions that are applicable to each party's obligation to consummate the Merger (other than the purchase of the Shares in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied, (ii) Parent shall have failed to consummate the Merger by the time set forth in the Merger Agreement, (iii) Talbots has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots' intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms as described above, the Merger Agreement will become void and have no effect, and, subject to certain specified provisions of the Merger Agreement which survive such termination, including among others, the provisions relating to termination, confidentiality, financing, cooperation, specific performance, remedies, and limitation on liability provisions, there will be no liability or obligation on the part of Parent, Purchaser or Talbots. However, no party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination; provided that any claim against a party for monetary damages or other remedies shall be subject to the limitations on liability and remedies specified in the Merger Agreement as described below.

  Termination Fees

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  Talbots has agreed to pay Sponsor (or another person designated by Parent) a termination fee of $6 million as follows:

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  if the Merger Agreement is terminated by Talbots in order for Talbots to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal, with Talbots paying such fee concurrently with, and as a condition to the effectiveness of, such termination;

    •
    if the Merger Agreement is terminated by Parent upon an Adverse Recommendation Change or a Change of Recommendation or other Triggering Event, or by Talbots (at a time when Parent is entitled to terminate the Merger Agreement as described in this bullet) due to the Stockholder Approval not having been obtained at a meeting of Talbots stockholders duly convened for such approval or at any adjournment or postponement thereof, to the extent such stockholder approval is required by applicable law, with such fee being payable within two business days following such termination; or

    •
    if (i) after the date of the Merger Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn, (ii) thereafter, the Merger Agreement is terminated (A) by Parent or Talbots due to the Merger not having been consummated on or before October 24, 2012 (other than in the event such termination requires Parent to pay Talbots the Parent Termination Fee), (B) by Parent or Talbots due to the Stockholder Approval not having been obtained at a meeting of Talbots stockholders duly convened for such approval or at any adjournment or postponement thereof, to the extent such stockholder approval is required by applicable law, or (C) by Parent due to a breach by Talbots of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and (iii) within 12 months of such termination, Talbots enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or any Acquisition Proposal is consummated (regardless of when made), with such fee (net of the amount of the expense compensation payment previously paid as described below) being paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, all references to "15%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%."

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  Parent has agreed to pay Talbots the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated), as follows:

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  if the Merger Agreement is terminated by Talbots due to a breach by Parent of any of its representations or warranties set forth in the Merger Agreement or the failure by Parent to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform has caused the failure of the Offer or the Merger to be consummated, with such fee being payable within two business days following such termination;

  •
  if the Merger Agreement is terminated by Talbots as described in either of the last two bullets under the section "—Termination of the Merger Agreement" above, with such fee being payable within two business days following such termination; or

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  if (i) (A) all of the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer (other than the Financing Proceeds Condition) or (B) all of the conditions that are applicable to each party's obligation to consummate the Merger (other than the purchase of the Shares in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied and (ii) (A) Parent and Talbots terminate this Agreement by mutual written consent or (B) Parent or Talbots terminate this Agreement due to the Merger not having been consummated on or before October 24, 2012, with such fee being payable within two business days following such termination.

  Expense Payment

        If (i) after the date of the Merger Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (B) thereafter, the Merger Agreement is terminated (A) by Parent or Talbots due to the Merger not having been consummated on or before October 24, 2012 (other than in the event such termination requires Parent to pay Talbots the Parent Termination Fee) or (B) by Parent due to a breach by Talbots of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, then Talbots shall, as compensation for the substantial amount of fees and expenses incurred by Sponsor, Parent, Purchaser and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby, pay Purchaser the amount of $1.5 million, with such amount being payable with two business days following such termination.

  Specific Performance

        Prior to a valid termination of the Merger Agreement, Parent, Purchaser and Talbots shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Notwithstanding the foregoing, Talbots' right to obtain an injunction, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Purchaser to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the debt financing is subject to the requirements that:

  (a)
  with respect to any funding of the Equity Financing to occur at the Offer closing, all of the conditions of the Offer (other than the Financing Proceeds Condition) are satisfied or waived as the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the consummation of the Merger, all the conditions that are applicable to each party's obligation to consummate the Merger (other than the purchase of the Shares in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger would have been satisfied if the closing of the Merger were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger closing, each of which shall be capable of being satisfied at the Merger closing);

  (b)
  the debt financing (or, in the case any alternative debt financing has been obtained in accordance with the Merger Agreement for all the debt financing, such alternative debt financing), has been consummated or funded (as applicable) or would be consummated or funded (as applicable) in accordance with the terms thereof at the consummation of the Offer or the Merger, as applicable, if the Equity Financing is funded at the consummation of the Offer or the Merger, as applicable, and

  (c)
  Talbots has irrevocably confirmed to Parent in writing that if the Equity Financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the Merger.

  Limitations of Liability

        The maximum aggregate liability of Talbots for monetary damages in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to $6 million (plus the amount of any liability for costs and expenses, including reasonable attorneys' fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with the termination of the Merger Agreement).

        The maximum aggregate liability of Sponsor, Parent and Purchaser for monetary damages or other remedies in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated) (plus the amount of any liability contemplated by the provisions of the Merger Agreement relating to financing cooperation and the amount of any liability for costs and expenses, including reasonable attorneys' fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with the termination of the Merger Agreement). Talbots can cause Sponsor to provide funds to Parent, subject to the maximum funding obligation set forth in the Equity Commitment Letter between Parent and Sponsor, to the extent provided in the Equity Commitment Letter, subject to the terms of the Equity Commitment Letter and the Limited Guarantee. You will find a description of the Equity Commitment Letter and the Limited Guarantee in Section 9—"Source and Amount of Funds."

  Fees and Expenses

        Except for the provisions described under "Expense Payment" and certain expenses related to financing cooperation and transfer tax matters, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

  Amendment

        The Merger Agreement may be amended by Parent, Purchaser or Talbots at any time before or after the consummation of the Offer or receipt of the Stockholder Approval; provided, however, that (x) after the consummation of the Offer, there will be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, no amendment will be made that by law requires further approval by the stockholders of Talbots without such approval having been obtained.

  Governing Law

        The Merger Agreement shall be governed by Delaware law.

  Rights Plan Amendment

        In connection with entering into the Merger Agreement, the Talbots Board adopted and approved the Rights Amendment. The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions pursuant to the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Plan. The Rights Amendment provides that the Rights Agreement will terminate, and all Rights will expire, immediately prior to the Effective Time of the Merger.

        The foregoing is a summary of certain provisions of the Rights Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which was filed with the SEC on June 1, 2012 as Exhibit 4.1 to Talbots' Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Amendment and the Current Report on Form 8-K may be obtained in the manner set forth in Section 7—"Certain Information Concerning Talbots." Stockholders and other interested parties should read the Rights Amendment for a more complete description of the provisions summarized above.

12.   Purpose of the Offer; Plans for Talbots.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Talbots. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

        The Talbots Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        If Purchaser acquires at least one more Share than 90% of the then Fully Diluted Share Number pursuant to the Offer, including the Top-Up, if applicable, the Merger may be consummated without a stockholders' meeting and without the approval of Talbots' stockholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the Stockholder Approval. The Merger Agreement provides that Purchaser will be merged with and into Talbots, and, at the Effective Time, (i) Talbots' certificate of incorporation as in effect immediately prior to the effective time of the Merger will be amended in its entirety so as to read as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation and (ii) Talbots has agreed to take such actions as are necessary so that, at the Effective Time, the bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights in connection with the Offer. However, in connection with the Merger, stockholders of Talbots who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares. The value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration. Moreover, Purchaser could argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the Offer Price. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their Shares. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

        In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        In the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The parties to the Merger Agreement have agreed that any dilutive impact on the value of the Shares as a result of the issuance of Shares pursuant to the Top Up will not be taken into account in any determination of the fair value of any Shares with respect to which a stockholder seeks appraisal pursuant to Section 262 of the DGCL.

        Plans for Talbots.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Offer, Parent currently intends to request that Talbots take all necessary action to enable Parent's designees to be elected or designated to the Talbots Board, subject to the requirement in the Merger Agreement regarding compliance with applicable law and the rules of the NYSE. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger. Information concerning Purchaser's designees to the Talbots Board will be set forth in the Information Statement that will be attached as Annex II to the Schedule 14D-9.

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Talbots will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Talbots during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

        Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Talbots or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Talbots or any of its subsidiaries, (iii) any change in the Talbots Board or management of Talbots, (iv) any material change in Talbots' capitalization or dividend policy, (v) any other material change in Talbots' corporate structure or business, (vi) a class of securities of Talbots being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Talbots being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things: (i) the total number of stockholders falls below 400, (ii) the total number of stockholders falls below 1,200 and the average monthly trading volume over the most recent twelve months is less than 100,000 Shares or (iii) the number of publicly held Shares falls below 600,000. Shares held by officers or directors of Talbots, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. Based on information provided to Purchaser by Talbots, as of June 13, 2012, there were 70,273,529 Shares outstanding.

        If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the continued listing requirements for the NYSE and are thereafter de-listed, the market for Shares will be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Talbots upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Talbots to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Talbots to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Talbots. Furthermore, the ability of "affiliates" of Talbots and persons holding "restricted securities" of Talbots to dispose of such securities pursuant to Rule 144 under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such

Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement; Other Agreements," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, Talbots will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to promptly pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if at the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement) each of the following conditions has not been satisfied:

  (a)
  the Minimum Tender Condition;

  (b)
  the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of the Shares pursuant to the Offer and the consummation of the Merger under the HSR Act and the receipt of any approval required under any applicable foreign competition, merger control, antitrust or similar law;

  (c)
  the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable;

  (d)
  the Financing Proceeds Condition;

  (e)
  Availability (as such term is defined in the ABL Credit Agreement, subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under the Trade Payable Agreement (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales);

  (f)
  (i) the PBGC shall have issued to Talbots the PBGC Closing Letter, (ii) the PBGC shall not have instituted any formal proceeding to terminate the Pension Plan, or (iii) there shall not exist any condition that would reasonably be expected to (A) result in the institution of any such proceeding and (B) constitute a reasonable basis under Section 4042 of ERISA, as amended, for the termination of, or the appointment of a trustee to administer, the Pension Plan;

  (g)
  there shall not be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

  (h)
  Talbots' representations and warranties set forth in the Merger Agreement shall be true and correct, except where the failure to be so true and correct (disregarding any "materiality," "Material Adverse Effect" or words of similar import set forth in such representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect; provided that, (i) the representations and warranties relating to outstanding indebtedness, authority and Recommendation, excess parachute payments, voting requirements for the adoption of the Merger Agreement, state takeover statutes and brokers' or finders' fees shall be true and correct in all material respects as of the date of the Merger Agreement and as of the expiration of the Offer, (ii) the representations and warranties relating to capitalization (other than outstanding indebtedness) of Talbots or compensation, benefits or other payments (or increase in the amount or acceleration of timing thereof) resulting from the consummation of the transactions contemplated by the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the expiration of the Offer to the extent that the failure to be so true and correct would not reasonably expected to result in additional cost, expense or liability to Talbots, Parent and their affiliates, individually or in the aggregate, of more than $2 million and (iii) the representations and warranties relating to absence of certain changes or events since January 28, 2012 giving rise to a Company Material Adverse Effect shall be true and correct without disregarding the "Material Adverse Effect" qualification;

  (i)
  Talbots shall have performed or complied in all material respects with its obligations required to be performed or complied with under the Merger Agreement;

  (j)
  since May 30, 2012, there shall not have occurred a Material Adverse Effect;

  (k)
  a Triggering Event shall not have occurred;

  (l)
  in the event that the exercise of the Top-Up is necessary to ensure that Parent or Purchaser owns at least one more Share than 90% of the outstanding Shares immediately after the consummation of the Offer, there shall not exist under applicable law or other legal restraint any restriction or legal impediment on Purchaser's ability and right to exercise the Top-Up, and the Shares issuable upon exercise of the Top-Up together with the Shares validly tendered in the Offer and not properly withdrawn and any other Shares owned by Parent and Purchaser are sufficient for Purchaser to own at least one more Share than 90% of the sum of (x) the outstanding Shares immediately after the Acceptance Time plus (y) the aggregate number of Shares issuable to holders of the Equity Awards from which Talbots or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders); and

  (m)
  the Merger Agreement has not been terminated in accordance with its terms.

        At the request of Parent, Talbots must deliver to Parent a certificate executed on behalf of Talbots by the chief executive officer or the chief financial officer of Talbots certifying that the conditions set forth in (e), (h), (i) and (j) above, have each been satisfied as of the expiration of the Offer.

        For purposes of determining whether the Minimum Tender Condition has been satisfied and the determination as to whether the Top-Up can be exercised, as described above, Parent and Purchaser have the right to include or exclude for purposes of their determination Shares tendered in the Offer pursuant to guaranteed delivery procedures.

        The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

  General

        Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16 or as set forth elsewhere in this Offer to Purchase, based on its examination of publicly available information filed by Talbots with the SEC and other publicly available information concerning Talbots, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Talbots' business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Talbots' business, or certain parts of Talbots' business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions of the Offer."

  Litigation

        On May 10, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Charles Leach v. Gary M. Pfeiffer, et al., C.A. No. 7513-CS (the "Leach Action"). The complaint names as defendants Talbots and each member of the Talbots Board (the "Individual Defendants"). The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots aided and abetted the purported breaches of fiduciary duty. The complaint includes, among others, allegations that the Individual Defendants have failed to take adequate measures to ensure that the interests of Talbots' public stockholders were being properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs. On June 7, 2012, the plaintiff filed an amended complaint adding as defendants Sycamore Partners, Parent, Purchaser, Sponsor, Sycamore Partners GP, LLC, Sycamore Partners MM, LLC, Alligator Investors, LLC, and Panther Investors, LLC, and the amended complaint generally alleges that those defendants aided and abetted the purported breaches of fiduciary duty asserted against the Individual Defendants.

        On June 4, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Fred W. Schwartz v. The Talbots, Inc., et al., C.A. No. 7589-CS (the "Schwartz Action"). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots' public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs.

        On June 5, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned David Wilkin v. The Talbots, Inc., et al., C.A. No. 7594-CS (the "Wilkin Action"). The complaint names as defendants Talbots, the Individual Defendants, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Parent and Purchaser aided and abetted the purported breaches of fiduciary duty. The complaint includes, among others, allegations that the Individual Defendants have failed to take adequate measures to ensure that the interests of Talbots' public stockholders were being properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs.

        On June 6, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Christopher R. Walsh v. The Talbots, Inc., et al., C.A. No. 7602-CS (the "Walsh Action"). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots, Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots' public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs.

        On June 7, 2012, the plaintiffs in the Schwartz Action, the Wilkin Action, and the Walsh Action filed a Motion for Consolidation and Appointment of Co-Lead Plaintiffs and Co-Lead Counsel and a Proposed Order of Consolidation.

        On June 8, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned, Edward Slapansky v. Trudy F. Sullivan, et al., C.A. No. 7610-CS (the "Slapansky Action"). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots, Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots' public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs.

        On June 13, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Early McWhorter v. The Talbots, Inc., et al., C.A. No. 7623-CS. The

complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots' public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff's attorneys' fees and costs.

        On June 14, 2012, the plaintiffs in the Leach Action, the Schwartz Action, the Wilkin Action, the Walsh Action and Slapansky Action filed a Motion for Consolidation and Appointment of a Leadership Structure and a Proposed Order of Consolidation and Appointment of a Leadership Structure.

        Talbots, the Talbots Board, Parent, Purchaser and Sycamore Partners intend to vigorously defend the claims raised in these lawsuits.

  State Takeover Statutes

        Talbots is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Talbots Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up and the Merger, for purposes of Section 203 of the DGCL.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Talbots, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Conditions of the Offer."

  Antitrust Compliance

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (which we refer to as the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (which we refer to as the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen-calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the fifteen-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. Pursuant to the terms of the Merger Agreement, Talbots and Parent must file a Premerger Notification and Report Form within ten business days of May 30, 2012. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on June 6, 2012. Talbots filed its Premerger Notification and Report Form under the HSR Act on June 11, 2012.

        At any time before or after Parent's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of Talbots or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

        Non-United States Antitrust Compliance.    Based on financial information provided to Parent by Talbots, Parent does not believe that the approval of the Offer or the Merger is required under any applicable foreign competition, merger control, antitrust or similar law.

17.   Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Talbots."

 SCHEDULE I
INFORMATION RELATING TO PARENT AND PURCHASER

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of Talbots, of each officer and manager of Parent. Unless otherwise indicated, the current business address of each such person is c/o Sycamore Partners Management, L.L.C., 9 West 57th Street, 31st Floor, New York, New York 10019.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Talbots Shares
Stefan Kaluzny	Chief Executive Officer and President; Manager	Stefan Kaluzny has served as a Managing Director of Sycamore Partners since January 2011. Previously, Mr. Kaluzny was a Managing Director of Golden Gate Capital. Mr. Kaluzny is the beneficial owner of 400,000 Shares of Talbots.
Peter Morrow	Vice President and Secretary; Manager	Peter Morrow has served as a Managing Director of Sycamore Partners since January 2011. Previously, Mr. Morrow was a Principal of Golden Gate Capital.

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of Talbots, of each officer and director of Purchaser. Unless otherwise indicated, the current business address of each such person is c/o Sycamore Partners Management, L.L.C., 9 West 57th Street, 31st Floor, New York, New York 10019.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Stefan Kaluzny	Chief Executive Officer and President; Director	See response for Parent.
Peter Morrow	Vice President and Secretary; Director	See response for Parent.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Talbots or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by registered, certified or express mail or by overnight courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Suite V
Canton, MA 02021

Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

110 Wall Street, 27th Floor
New York, New York 10005
Banks and Brokers Can Call Collect at (212) 493-3910
All Others Call Toll Free (877) 478-5038

E-mail: info@phoenixadvisorypartners.com

QuickLinks

  Exhibit (a)(1)(A)
Offer to Purchase for Cash All Outstanding Shares of Common Stock (Including the Associated Stock Purchase Rights) of The Talbots, Inc. at $2.75 Net Per Share by TLB Merger Sub Inc., a direct wholly-owned subsidiary of TLB Holdings LLC
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I INFORMATION RELATING TO PARENT AND PURCHASER
Other Information